Execution Copy




                              BANDAG, INCORPORATED


                                   $40,000,000


                    6.50% Senior Notes due December 15, 2007


                                 _______________

                             NOTE PURCHASE AGREEMENT
                                 _______________



                             Dated December 15, 1997

                                TABLE OF CONTENTS

   Section                                                               Page

   1.   AUTHORIZATION OF NOTES . . . . . . . . . . . . . . . . . . . . . .  1

   2.   SALE AND PURCHASE OF NOTES . . . . . . . . . . . . . . . . . . . .  1

   3.   CLOSING  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2

   4.   CONDITIONS TO CLOSING  . . . . . . . . . . . . . . . . . . . . . .  2
        4.1.  Representations and Warranties . . . . . . . . . . . . . . .  2
        4.2.  Performance; No Default  . . . . . . . . . . . . . . . . . .  2
        4.3.  Compliance Certificates  . . . . . . . . . . . . . . . . . .  3
        4.4.  Opinions of Counsel  . . . . . . . . . . . . . . . . . . . .  3
        4.5.  Purchase Permitted By Applicable Law, etc. . . . . . . . . .  3
        4.6.  Sale of Other Notes  . . . . . . . . . . . . . . . . . . . .  3
        4.7.  Payment of Special Counsel Fees  . . . . . . . . . . . . . .  4
        4.8.  Private Placement Number . . . . . . . . . . . . . . . . . .  4
        4.9.  Changes in Corporate Structure . . . . . . . . . . . . . . .  4
        4.10. Proceedings and Documents  . . . . . . . . . . . . . . . . .  4

   5.   REPRESENTATIONS AND WARRANTIES OF THE COMPANY  . . . . . . . . . .  4
        5.1.  Organization; Power and Authority  . . . . . . . . . . . . .  4
        5.2.  Authorization, etc.  . . . . . . . . . . . . . . . . . . . .  5
        5.3.  Disclosure . . . . . . . . . . . . . . . . . . . . . . . . .  5
        5.4.  Organization and Ownership of Shares of Subsidiaries . . . .  5
        5.5.  Financial Statements . . . . . . . . . . . . . . . . . . . .  6
        5.6.  Compliance with Laws, Other Instruments, etc.  . . . . . . .  6
        5.7.  Governmental Authorizations, etc.  . . . . . . . . . . . . .  7
        5.8.  Litigation; Observance of Statutes and Orders  . . . . . . .  7
        5.9.  Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . .  7
        5.10. Title to Property; Leases  . . . . . . . . . . . . . . . . .  7
        5.11. Licenses, Permits, etc.  . . . . . . . . . . . . . . . . . .  8
        5.12. Compliance with ERISA  . . . . . . . . . . . . . . . . . . .  8
        5.13. Private Offering by the Company  . . . . . . . . . . . . . .  9
        5.14. Use of Proceeds; Margin Regulations  . . . . . . . . . . . .  9
        5.15. Existing Indebtedness  . . . . . . . . . . . . . . . . . . .  9
        5.16. Foreign Assets Control Regulations, etc. . . . . . . . . . . 10
        5.17. Status under Certain Statutes  . . . . . . . . . . . . . . . 10

   6.   REPRESENTATIONS OF THE PURCHASER . . . . . . . . . . . . . . . . . 10
        6.1.  Purchase for Investment  . . . . . . . . . . . . . . . . . . 10
        6.2.  Source of Funds  . . . . . . . . . . . . . . . . . . . . . . 10

   7.   INFORMATION AS TO COMPANY  . . . . . . . . . . . . . . . . . . . . 12
        7.1.  Financial and Business Information . . . . . . . . . . . . . 12
        7.2.  Officer's Certificate  . . . . . . . . . . . . . . . . . . . 14
        7.3.  Inspection . . . . . . . . . . . . . . . . . . . . . . . . . 15

   8.   PREPAYMENT OF THE NOTES  . . . . . . . . . . . . . . . . . . . . . 15
        8.1.  Required Prepayments . . . . . . . . . . . . . . . . . . . . 15
        8.2.  Optional Prepayments with Make-Whole Amount  . . . . . . . . 15
        8.3.  Allocation of Partial Prepayments  . . . . . . . . . . . . . 16
        8.4.  Maturity; Surrender, etc.  . . . . . . . . . . . . . . . . . 16
        8.5.  Purchase of Notes  . . . . . . . . . . . . . . . . . . . . . 16
        8.6.  Make-Whole Amount  . . . . . . . . . . . . . . . . . . . . . 17

   9.   AFFIRMATIVE COVENANTS  . . . . . . . . . . . . . . . . . . . . . . 18
        9.1.  Compliance with Law  . . . . . . . . . . . . . . . . . . . . 18
        9.2.  Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . 19
        9.3.  Maintenance of Properties  . . . . . . . . . . . . . . . . . 19
        9.4.  Payment of Taxes and Other Claims  . . . . . . . . . . . . . 19
        9.5.  Corporate Existence, etc.  . . . . . . . . . . . . . . . . . 20

   10.  NEGATIVE COVENANTS . . . . . . . . . . . . . . . . . . . . . . . . 20
        10.1. Transactions with Affiliates . . . . . . . . . . . . . . . . 20
        10.2. Merger, Consolidation and Disposition of Assets  . . . . . . 20
        10.3. Limitations on Indebtedness.22
        10.4. Limitation on Liens. . . . . . . . . . . . . . . . . . . . . 23
        10.5. Priority Debt. . . . . . . . . . . . . . . . . . . . . . . . 25
        10.6. Sale and Leaseback.  . . . . . . . . . . . . . . . . . . . . 25
        10.7. Limitation on Investments. . . . . . . . . . . . . . . . . . 25
        10.8. Restricted Payments. . . . . . . . . . . . . . . . . . . . . 25
        10.9. Line of Business.  . . . . . . . . . . . . . . . . . . . . . 25
        10.10.Subsidiary Dividend Restrictions.  . . . . . . . . . . . . . 25

   11.  EVENTS OF DEFAULT  . . . . . . . . . . . . . . . . . . . . . . . . 26

   12.  REMEDIES ON DEFAULT, ETC.  . . . . . . . . . . . . . . . . . . . . 28
        12.1. Acceleration . . . . . . . . . . . . . . . . . . . . . . . . 28
        12.2. Other Remedies . . . . . . . . . . . . . . . . . . . . . . . 29
        12.3. Rescission . . . . . . . . . . . . . . . . . . . . . . . . . 29
        12.4. No Waivers or Election of Remedies, Expenses, etc. . . . . . 29

   13.  REGISTRATION; EXCHANGE; SUBSTITUTION OF NOTES  . . . . . . . . . . 30
        13.1. Registration of Notes  . . . . . . . . . . . . . . . . . . . 30
        13.2. Transfer and Exchange of Notes . . . . . . . . . . . . . . . 30
        13.3. Replacement of Notes . . . . . . . . . . . . . . . . . . . . 31

   14.  PAYMENTS ON NOTES  . . . . . . . . . . . . . . . . . . . . . . . . 31
        14.1. Place of Payment . . . . . . . . . . . . . . . . . . . . . . 31
        14.2. Home Office Payment  . . . . . . . . . . . . . . . . . . . . 31

   15.  EXPENSES, ETC. . . . . . . . . . . . . . . . . . . . . . . . . . . 32
        15.1. Transaction Expenses . . . . . . . . . . . . . . . . . . . . 32
        15.2. Survival . . . . . . . . . . . . . . . . . . . . . . . . . . 32

   16.  SURVIVAL OF REPRESENTATIONS AND WARRANTIES;
        ENTIRE AGREEMENT . . . . . . . . . . . . . . . . . . . . . . . . . 32

   17.  AMENDMENT AND WAIVER . . . . . . . . . . . . . . . . . . . . . . . 33
        17.1. Requirements . . . . . . . . . . . . . . . . . . . . . . . . 33
        17.2. Solicitation of Holders of Notes . . . . . . . . . . . . . . 33
        17.3. Binding Effect, etc. . . . . . . . . . . . . . . . . . . . . 34
        17.4. Notes held by Company, etc.  . . . . . . . . . . . . . . . . 34

   18.  NOTICES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 34

   19.  REPRODUCTION OF DOCUMENTS  . . . . . . . . . . . . . . . . . . . . 35

   20.  CONFIDENTIAL INFORMATION . . . . . . . . . . . . . . . . . . . . . 35

   21.  SUBSTITUTION OF PURCHASER  . . . . . . . . . . . . . . . . . . . . 36

   22.  MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . . 37
        22.1. Successors and Assigns . . . . . . . . . . . . . . . . . . . 37
        22.2. Payments Due on Non-Business Days  . . . . . . . . . . . . . 37
        22.3. Severability . . . . . . . . . . . . . . . . . . . . . . . . 37
        22.4. Construction . . . . . . . . . . . . . . . . . . . . . . . . 37
        22.5. Counterparts . . . . . . . . . . . . . . . . . . . . . . . . 37
        22.6. Governing Law  . . . . . . . . . . . . . . . . . . . . . . . 38

      SCHEDULE A     -- Information Relating to Purchasers
      SCHEDULE B     -- Defined Terms
      SCHEDULE 4.9   -- Changes in Corporate Structure
      SCHEDULE 5.3   -- Disclosure Materials
      SCHEDULE 5.4   -- Subsidiaries of the Company and Ownership of
                        Subsidiary Stock
      SCHEDULE 5.5   -- Financial Statements
      SCHEDULE 5.11  -- Patents, etc.
      SCHEDULE 5.14  -- Use of Proceeds
      SCHEDULE 5.15  -- Existing Indebtedness
      SCHEDULE 10.4  -- Existing Liens
      SCHEDULE 10.7  -- Existing Investments
      EXHIBIT 1      -- Form of 6.50% Senior Note due December 15, 2007
      EXHIBIT 4.4(a) -- Form of Opinion of Special Counsel for the Company
      EXHIBIT 4.4(b) -- Form of Opinion of Special Counsel for the Purchasers

                              BANDAG, INCORPORATED
                              2905 North Highway 61
                               Muscatine, IA 52671

                    6.50% Senior Notes due December 15, 2007



                                                            December 15, 1997


   TO EACH OF THE PURCHASERS LISTED IN
        THE ATTACHED SCHEDULE A:

   Ladies and Gentlemen:

             Bandag, Incorporated, an Iowa corporation (the "Company"), agrees with each of the purchasers listed in the attached Schedule A (individually, a "Purchaser" and collectively, the "Purchasers") as follows:

   1.   AUTHORIZATION OF NOTES.

             The Company will authorize the issue and sale of $40,000,000 aggregate principal amount of its 6.50% Senior Notes due December 15, 2007 (the "Notes", such term to include any such notes issued in substitution therefor pursuant to Section 13 of this Agreement). The Notes shall be substantially in the form set out in Exhibit 1, with such changes therefrom, if any, as may be approved by the Purchasers and the Company. Certain capitalized terms used in this Agreement are defined in Schedule B; references to a "Schedule" or an "Exhibit" are, unless otherwise specified, to a Schedule or an Exhibit attached to this Agreement.

   2.   SALE AND PURCHASE OF NOTES.

             Subject to the terms and conditions of this Agreement, the Company will issue and sell to each Purchaser and each Purchaser will purchase from the Company, at the Closing provided for in Section 3, Notes in the principal amount specified opposite such Purchaser's name in Schedule A at the purchase price of 100% of the principal amount thereof. The obligations of each respective Purchaser hereunder are several and not joint obligations and no Purchaser shall have any liability to any Person for the performance or non-performance by any other Purchaser hereunder.

   3.   CLOSING.

             The sale and purchase of the Notes to be purchased by the Purchasers shall occur at the offices of Schiff Hardin & Waite, 7200 Sears Tower, 233 S. Wacker Drive, Chicago, Illinois 60606 at 10:00 a.m., Central Standard time, at a closing (the "Closing") on December 15, 1997. At the Closing the Company will deliver to each Purchaser the Notes to be pur-chased by such Purchaser in the form of a single Note (or such greater number of Notes in denominations of at least $500,000 as such Purchaser may request or as may be specified on Schedule A) dated the date of the Closing and registered in such Purchaser's name (or in the name of its nominee), against delivery by such Purchaser to the Company or its order of immediately available funds in the amount of the purchase price there-for by wire transfer of immediately available funds for the account of the Company to account number 98655, at The Northern Trust Company, 50 South LaSalle Street, Chicago, IL 60675; ABA number 071000152. If at the Closing the Company shall fail to tender such Notes to a Purchaser as provided above in this Section 3, or any of the conditions specified in
   Section 4 shall not have been fulfilled to the satisfaction of a Purchaser, such Purchaser shall, at its election, be relieved of all further obligations under this Agreement, without thereby waiving any rights it may have by reason of such failure or such nonfulfillment.

   4.   CONDITIONS TO CLOSING.

             Each Purchaser's obligation to purchase and pay for the Notes to be sold to it at the Closing is subject to the fulfillment to such Purchaser's satisfaction, prior to or at the Closing, of the following conditions:

   4.1. Representations and Warranties.

             The representations and warranties of the Company in this Agree-ment shall be correct when made and at the time of the Closing in all Material respects.

   4.2. Performance; No Default.

             The Company shall have performed and complied with all agreements and conditions contained in this Agreement required to be performed or complied with by it prior to or at the Closing and after giving effect to the issue and sale of the Notes (and the application of the proceeds thereof as contemplated by Schedule 5.14) no Default or Event of Default shall have occurred and be continuing.

   4.3. Compliance Certificates.

             (a) Officer's Certificate. The Company shall have delivered to each Purchaser an Officer's Certificate, dated the date of the Closing, certifying that the conditions specified in Sections 4.1, 4.2 and 4.9 have been fulfilled.

             (b) Secretary's Certificate. The Company shall have delivered to each Purchaser a certificate certifying as to the resolutions attached thereto and other corporate proceedings relating to the authorization, execution and delivery of the Notes and the Agreements.

   4.4. Opinions of Counsel.

             Each Purchaser shall have received opinions in form and substance satisfactory to it, dated the date of the Closing (a) from Foley & Lardner, counsel for the Company, covering the matters set forth in
   Exhibit 4.4(a) and covering such other matters incident to the transactions contemplated hereby as the Purchasers or their respective counsel may reasonably request (and the Company hereby instructs its counsel to deliver such opinion to the Purchasers) and (b) from the Purchasers' special counsel in connection with such transactions, sub-stantially in the form set forth in Exhibit 4.4(b) and covering such other matters incident to such transactions as the Purchasers may reasonably request.

   4.5. Purchase Permitted By Applicable Law, etc.

             On the date of the Closing each Purchaser's purchase of Notes shall (i) be permitted by the laws and regulations of each jurisdiction to which such Purchaser is subject, without recourse to provisions (such as Section 1405(a)(8) of the New York Insurance Law) permitting limited investments by insurance companies without restriction as to the character of the particular investment, (ii) not violate any applicable law or regulation (including, without limitation, Regulation G, T or X of the Board of Governors of the Federal Reserve System) and (iii) not subject such Purchaser to any tax, penalty or liability under or pursuant to any applicable law or regulation, which law or regulation was not in effect on the date hereof. If requested by any Purchaser, such Purchaser shall have received an Officer's Certificate certifying as to such matters of fact as such Purchaser may reasonably specify to enable it to determine whether such purchase is so permitted.

   4.6. Sale of Other Notes.

             (a) Contemporaneously with the Closing with respect to each Purchaser, the Company shall sell to each other Purchaser and each other Purchaser shall purchase the Notes to be purchased by it at the Closing as specified in Schedule A.

             (b) Contemporaneously with the Closing the Company shall sell to the purchasers of the Series 2002 Notes and the purchasers of the Series 2002 Notes shall purchase the Series 2002 Notes to be purchased by them as specified in Schedule A of the Series 2002 Note Purchase Agreement.

   4.7. Payment of Special Counsel Fees.

             Without limiting the provisions of Section 15.1, the Company shall have paid on or before the Closing the fees, charges and disburse-ments of the Purchasers' special counsel referred to in Section 4.4 to the extent reflected in a statement of such counsel rendered to the Company at least one Business Day prior to the Closing.

   4.8. Private Placement Number.

             A Private Placement number issued by Standard & Poor's CUSIP Service Bureau (in cooperation with the Securities Valuation Office of the National Association of Insurance Commissioners) shall have been obtained for the Notes.

   4.9. Changes in Corporate Structure.

             Except as specified in Schedule 4.9, the Company shall not have changed its jurisdiction of incorporation or been a party to any merger or consolidation and shall not have succeeded to all or any substantial part of the liabilities of any other entity, at any time following the date of the most recent financial statements referred to in Schedule 5.5.

   4.10.     Proceedings and Documents.

             All corporate and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be satisfactory to each Purchaser and its special counsel, and each Purchaser and its special counsel shall have received all such counterpart originals or certified or other copies of such documents as it or they may reasonably request.

   5.   REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

             The Company represents and warrants to each Purchaser that:

   5.1. Organization; Power and Authority.

             The Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and is duly qualified as a foreign corporation and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company has the corporate power and authority to own or hold under lease the properties it purports to own or hold under lease, to transact the business it transacts and proposes to transact, to execute and deliver this Agreement and the Notes and to perform the provisions hereof and thereof.

   5.2. Authorization, etc.

             This Agreement and the Notes have been duly authorized by all necessary corporate action on the part of the Company, and this Agreement constitutes, and upon execution and delivery thereof each Note will constitute, a legal, valid and binding obligation of the Company enforce-able against the Company in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

   5.3. Disclosure.

             The Company, through its agent, William Blair & Company, L.L.C., has delivered to each Purchaser a copy of a Confidential Placement Memorandum, dated November 1997 (the "Memorandum"), relating to the transactions contemplated hereby. Except as disclosed in Schedule 5.3, this Agreement, the Memorandum, the documents, certificates or other writings identified in Schedule 5.3 and the financial statements listed in
   Schedule 5.5, taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made. Except as disclosed in the Memorandum or as expressly described in Schedule 5.3, or in one of the documents, certificates or other writings identified therein, or in the financial statements listed in Schedule 5.5, since December 31, 1996, there has been no change in the financial condition, operations, business or properties of the Company or any of its Subsidiaries except changes that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect.

   5.4. Organization and Ownership of Shares of Subsidiaries.

             (a) Schedule 5.4 is (except as noted therein) a complete and correct list of the Company's Subsidiaries, showing, as to each Subsidiary, the correct name thereof, the jurisdiction of its organization, and the percentage of shares of each class of its capital stock or similar equity interests outstanding owned by the Company and each other Subsidiary. As of the date of Closing, all Subsidiaries of the Company will be Restricted Subsidiaries.

             (b) All of the outstanding shares of capital stock or similar equity interests of each Subsidiary shown in Schedule 5.4 as being owned by the Company and its Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by the Company or another Subsidiary free and clear of any Lien (except as otherwise disclosed in Schedule 5.4).

             (c) Each Subsidiary identified in Schedule 5.4 is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign corporation and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each such Subsidiary has the corporate power and authority to own or hold under lease the properties it purports to own or hold under lease and to transact the business it transacts and proposes to transact.

   5.5. Financial Statements.

             The Company has delivered to each Purchaser copies of the financial statements of the Company and its Subsidiaries listed on
   Schedule 5.5. All of said financial statements (including in each case the related schedules and notes) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates specified in such Schedule and the consolidated results of their operations and cash flows for the respective periods so specified and have been prepared in accordance with GAAP consistently applied throughout the periods involved except as set forth in the notes thereto (subject, in the case of any interim financial statements, to normal year-end adjustments).

   5.6. Compliance with Laws, Other Instruments, etc.

             The execution, delivery and performance by the Company of this Agreement and the Notes will not (i) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of the Company or any Subsidiary under, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, corporate charter or by-laws, or any other Material agreement or instrument to which the Company or any Subsidiary is bound or by which the Company or any Subsidiary or any of their respective properties may be bound or affected, (ii) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to the Company or any Subsidiary or (iii) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to the Company or any Subsidiary relying, in part, as to compliance with federal and state securities laws, on the representation of the Purchasers contained in Section 6.1.

   5.7. Governmental Authorizations, etc.

             No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by the Company of this Agreement or the Notes.

   5.8. Litigation; Observance of Statutes and Orders.

             (a) There are no actions, suits or proceedings pending or, to the knowledge of the Company, threatened against or affecting the Company or any Subsidiary or any property of the Company or any Subsidiary in any court or before any arbitrator of any kind or before or by any Governmental Authority that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

             (b) Neither the Company nor any Subsidiary is in default under any order, judgment, decree or ruling of any court, arbitrator or Govern-mental Authority or is in violation of any applicable law, ordinance, rule or regulation (including without limitation Environmental Laws) of any Governmental Authority, which default or violation, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

   5.9. Taxes.

             The Company and its Subsidiaries have filed all income tax returns that are required to have been filed in any jurisdiction, and have paid all taxes shown to be due and payable on such returns and all other taxes and assessments payable by them, to the extent such taxes and assessments have become due and payable and before they have become delinquent, except for any taxes and assessments (i) the amount of which is not individually or in the aggregate Material or (ii) the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which the Company or a Subsidiary, as the case may be, has established adequate reserves in accordance with GAAP. The Federal income tax liabilities of the Company and its Subsidiaries have been determined by the Internal Revenue Service and paid for all fiscal years up to and including the fiscal year ended December 31, 1993.

   5.10.     Title to Property; Leases.

             The Company and its Subsidiaries have good and sufficient title to their respective Material properties, including all such properties reflected in the most recent audited balance sheet referred to in Section
   5.5 or purported to have been acquired by the Company or any Subsidiary after said date (except as sold or otherwise disposed of in the ordinary course of business), in each case free and clear of Liens prohibited by this Agreement, except for those defects in title and Liens that, individually or in the aggregate, would not have a Material Adverse Effect. All Material leases are valid and subsisting and are in full force and effect in all material respects.

   5.11.     Licenses, Permits, etc.

             Except as disclosed in Schedule 5.11, the Company and its Subsidiaries own or possess all licenses, permits, franchises, authorizations, patents, copyrights, service marks, trademarks and trade names, or rights thereto, that are Material, without known conflict with the rights of others, except for those conflicts that, individually or in the aggregate, would not have a Material Adverse Effect.

   5.12.     Compliance with ERISA.

             (a) The Company and each ERISA Affiliate have operated and administered each Plan in compliance with all applicable laws except for such instances of noncompliance as have not resulted in and could not reasonably be expected to result in a Material Adverse Effect. Neither the Company nor any ERISA Affiliate has incurred any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans (as defined in Section 3 of ERISA), and no event, transaction or condition has occurred or exists that would reasonably be expected to result in the incurrence of any such liability by the Company or any ERISA Affiliate, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate, in either case pursuant to Title I or IV of ERISA or to such penalty or excise tax provisions or to Section 401(a)(29) or 412 of the Code, other than such liabilities or Liens as would not be individually or in the aggregate Material.

             (b) The present value of the aggregate benefit liabilities under each of the Plans (other than Multiemployer Plans), determined as of the end of such Plan's most recently ended plan year on the basis of the actuarial assumptions specified for funding purposes in such Plan's most recent actuarial valuation report, did not exceed the aggregate current value of the assets of such Plan allocable to such benefit liabilities. The term "benefit liabilities" has the meaning specified in section 4001 of ERISA and the terms "current value" and "present value" have the meaning specified in section 3 of ERISA.

             (c) The Company and its ERISA Affiliates have not incurred withdrawal liabilities (and are not subject to contingent withdrawal liabilities) under section 4201 or 4204 of ERISA in respect of Multi-employer Plans that individually or in the aggregate are Material.

             (d) The expected postretirement benefit obligation (determined as of the last day of the Company's most recently ended fiscal year in accordance with Financial Accounting Standards Board Statement No. 106, without regard to liabilities attributable to continuation coverage mandated by section 4980B of the Code) of the Company and its Subsidiaries is not Material.

             (e) The execution and delivery of this Agreement and the issuance and sale of the Notes hereunder will not involve any transaction that is subject to the prohibitions of section 406 of ERISA or in connection with which a tax could be imposed pursuant to sec-tion 4975(c)(1)(A)-(D) of the Code. The representation by the Company in the first sentence of this Section 5.12(e) is made in reliance upon and subject to the accuracy of the Purchasers' representations in Section 6.2 as to the sources of the funds to be used to pay the purchase price of the Notes to be purchased by the Purchasers.

   5.13.     Private Offering by the Company.

             Neither the Company nor anyone acting on its behalf has offered the Notes or any similar securities for sale to, or solicited any offer to buy any of the same from, or otherwise approached or negotiated in respect thereof with, any person other than the Purchasers, the purchasers of Series 2002 Notes and not more than 60 other Institutional Investors, each of which has been offered the Notes or the Series 2002 Notes at a private sale for investment. Neither the Company nor anyone acting on its behalf has taken, or will take, any action that would subject the issuance or sale of the Notes to the registration requirements of Section 5 of the Securities Act.

   5.14.     Use of Proceeds; Margin Regulations.

             The Company will apply the proceeds of the sale of the Notes as set forth in Schedule 5.14. No part of the proceeds from the sale of the Notes hereunder will be used, directly or indirectly, for the purpose of buying or carrying any margin stock within the meaning of Regulation G of the Board of Governors of the Federal Reserve System (12 CFR 207), or for the purpose of buying or carrying or trading in any securities under such circumstances as to involve the Company in a violation of Regulation X of said Board (12 CFR 224) or to involve any broker or dealer in a violation of Regulation T of said Board (12 CFR 220). Margin stock does not consti-tute more than 25% of the value of the consolidated assets of the Company and its Subsidiaries and the Company does not have any present intention that margin stock will constitute more than 25% of the value of such assets. As used in this Section, the terms "margin stock" and "purpose of buying or carrying" shall have the meanings assigned to them in said Regulation G.

   5.15.     Existing Indebtedness.

             Except as described therein, Schedule 5.15 sets forth a complete and correct list of all outstanding Indebtedness of the Company and its Subsidiaries as of November 30, 1997, since which date there has been no Material change in the amounts, interest rates, sinking funds, installment payments or maturities of the Indebtedness of the Company or its Subsidiaries. Neither the Company nor any Subsidiary is in default and no waiver of default is currently in effect, in the payment of any principal or interest on any Indebtedness of the Company or such Subsidiary and no event or condition exists with respect to any Indebtedness of the Company or any Subsidiary that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment.

   5.16.     Foreign Assets Control Regulations, etc.

             Neither the sale of the Notes by the Company hereunder nor its use of the proceeds thereof will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto.

   5.17.     Status under Certain Statutes.

             Neither the Company nor any Subsidiary is subject to regulation under the Investment Company Act of 1940, as amended, the Public Utility Holding Company Act of 1935, as amended, the Interstate Commerce Act, as amended, or the Federal Power Act, as amended.

   6.   REPRESENTATIONS OF THE PURCHASERS.

   6.1. Purchase for Investment.

             Each Purchaser represents that it is purchasing the Notes for its own account or for one or more separate accounts maintained by it or for the account of one or more pension or trust funds and not with a view to the distribution thereof, provided that the disposition of its or their property shall at all times be within its or their control. Each Purchaser understands that the Notes have not been registered under the Securities Act and may be resold only if registered pursuant to the provi-sions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law, and that the Company is not required to register the Notes.

   6.2. Source of Funds.

             Each Purchaser represents that at least one of the following statements is an accurate representation as to each source of funds (a "Source") to be used by it to pay the purchase price of the Notes to be purchased by such Purchaser hereunder:

             (a) The Source of funds being used by such Purchaser to pay the purchase price of the Notes being purchased by such Purchaser hereunder constitutes assets: (i) allocated to the "insurance company general account" of such Purchaser (as such term is defined under Section V of the United States Department of Labor's Prohibited Transaction Class Exemption "TCE" 95-60), and as of the date of the purchase of the Notes such Purchaser satisfies all of the applicable requirements for relief under Section I and IV of PTCE 95-60, (ii) allocated to a separate account maintained by such Purchaser in which no employee benefit plan, other than employee benefit plans identified on a list which has been furnished by such Purchaser to the Company, participates to the extent of 10% or more, or (iii) of an investment fund, the assets of which do not include assets of any employee benefit plan within the meaning of ERISA.

             (b) The Source is either (i) an insurance company pooled separate account, within the meaning of Prohibited Transaction Exemption ("PTE") 90-1 (issued January 29, 1990), or (ii) a bank collective investment fund, within the meaning of the PTE 91-38 (issued July 12, 1991) and, except as such Purchaser has disclosed to the Company in writing pursuant to this paragraph (b), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or

             (c) The Source constitutes assets of an "investment fund" (within the meaning of Part V of the QPAM Exemption) managed by a "qualified professional asset manager" or "QPAM" (within the meaning of Part V of the QPAM Exemption), no employee benefit plan's assets that are included in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Section V(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, exceed 20% of the total client assets managed by such QPAM, the conditions of Part I(c) and (g) of the QPAM Exemption are satisfied, neither the QPAM nor a person controlling or controlled by the QPAM (applying the definition of "control" in Section V(e) of the QPAM Exemption) owns a 5% or more interest in the Company and (i) the identity of such QPAM and (ii) the names of all employee benefit plans whose assets are included in such investment fund have been disclosed to the Company in writing pursuant to this paragraph (c); or

             (d)  The Source is a governmental plan; or

             (e) The Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Company in writing pursuant to this paragraph (e); or

             (f) The Source does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA.

   As used in this Section 6.2, the terms "employee benefit plan", "governmental plan", "party in interest" and "separate account" shall have the respective meanings assigned to such terms in Section 3 of ERISA.

   7.   INFORMATION AS TO COMPANY.

   7.1. Financial and Business Information.

             The Company shall deliver to each holder of Notes that is an Institutional Investor:

             (a) Quarterly Statements -- within 60 days after the end of each quarterly fiscal period in each fiscal year of the Company (other than the last quarterly fiscal period of each such fiscal year), duplicate copies of,

                  (i) a consolidated balance sheet of the Company and its Restricted Subsidiaries as at the end of such quarter, and

                  (ii) consolidated statements of income, changes in
             shareholders' equity and cash flows of the Company and its Restricted Subsidiaries, for such quarter and (in the case of the second and third quarters) for the portion of the fiscal year ending with such quarter, setting forth in each case in comparative form the figures for the corresponding periods in the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP applicable to quarterly financial statements generally, and certified by a Senior Financial Officer as fairly presenting, in all material respects, the financial position of the companies being reported on and their results of operations and cash flows, subject to changes resulting from year-end adjustments;

             (b) Annual Statements -- within 105 days after the end of each fiscal year of the Company, duplicate copies of,

                  (i) a consolidated balance sheet of the Company and its Restricted Subsidiaries, as at the end of such year, and

                  (ii) consolidated statements of income, changes in
             shareholders' equity and cash flows of the Company and its Restricted Subsidiaries, for such year,

        setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP, and accompanied by an opinion thereon of independent certified public accountants of recognized national standing, which opinion shall state that such financial statements present fairly, in all material respects, the financial position of the companies being reported upon and their results of operations and cash flows and have been prepared in conformity with GAAP, and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and that such audit provides a reasonable basis for such opinion in the circumstances;

             (c) SEC and Other Reports -- promptly upon their becoming available, one copy of (i) each financial statement, report, notice or proxy statement sent by the Company or any Restricted Subsidiary to public security holders generally, and (ii) each regular or periodic report, each registration statement that shall have become effective (without exhibits except as expressly requested by such holder), and each final prospectus and all amendments thereto filed by the Company or any Restricted Subsidiary with the Securities and Exchange Commission or with any national securities exchange;

             (d) Notice of Default or Event of Default -- promptly, and in any event within five days, after a Responsible Officer becoming aware of the existence of any Default or Event of Default, a written notice specifying the nature and period of existence thereof and what action the Company is taking or proposes to take with respect thereto;

             (e) ERISA Matters -- promptly, and in any event within five days, after a Responsible Officer becoming aware of any of the following, a written notice setting forth the nature thereof and the action, if any, that the Company or an ERISA Affiliate proposes to take with respect thereto:

                  (i) with respect to any Plan, any reportable event, as defined in section 4043(b) of ERISA and the regulations there-under, for which notice thereof has not been waived pursuant to such regulations as in effect on the date hereof; or

                  (ii) the taking by the PBGC of steps to institute, or the
             threatening by the PBGC of the institution of, proceedings under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Company or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan; or

                  (iii) any event, transaction or condition that could result in the incurrence of any liability by the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or such penalty or excise tax provisions, if such liability or Lien, taken together with any other such liabilities or Liens then existing, would reasonably be expected to have a Material Adverse Effect; and

             (f) Information Required by Rule 144A -- upon the request of the holder of any Note, provide such holder, and any qualified institutional buyer designated by such holder, such financial and other information as such holder may reasonably determine to be necessary in order to permit compliance with the information requirements of Rule 144A under the Securities Act in connection with the resale of Notes, except at such times as the Company is subject to the reporting requirements of section 13 or 15(d) of the Exchange Act. For the purposes of this paragraph 7.1(f), the term "qualified institutional buyer" shall have the meaning specified in Rule 144A under the Securities Act.

             (g) Requested Information -- with reasonable promptness, such other data and information relating to the business, operations, affairs, financial condition, assets or properties of the Company or any of its Subsidiaries or relating to the ability of the Company to perform its obligations hereunder and under the Notes as from time to time may be reasonably requested by any such holder of Notes.

   7.2. Officer's Certificate.

             Each set of financial statements delivered to a holder of Notes pursuant to Section 7.1(a) or Section 7.1(b) hereof shall be accompanied by a certificate of a Senior Financial Officer setting forth:

             (a) Covenant Compliance -- the information (including detailed calculations) required in order to establish whether the Company was in compliance with the requirements of Section 10.2 through Section
        10.7 hereof, inclusive, during the quarterly or annual period covered by the statements then being furnished (including with respect to each such Section, where applicable, the calculations of the maximum or minimum amount, ratio or percentage, as the case may be, permissi-ble under the terms of such Sections, and the calculation of the amount, ratio or percentage then in existence); and

             (b) Event of Default -- a statement that such officer has reviewed the relevant terms hereof and has made, or caused to be made, under his or her supervision, a review of the transactions and conditions of the Company and its Subsidiaries from the beginning of the quarterly or annual period covered by the statements then being furnished to the date of the certificate and that such review shall not have disclosed the existence during such period of any condition or event that constitutes a Default or an Event of Default or, if any such condition or event existed or exists (including, without limitation, any such event or condition resulting from the failure of the Company or any Subsidiary to comply with any Environmental Law), specifying the nature and period of existence thereof and what action the Company shall have taken or proposes to take with respect thereto.

   7.3. Inspection.

             The Company shall permit the representatives of each holder of Notes that is an Institutional Investor:

             (a) No Default -- if no Default or Event of Default then exists, at the expense of such holder and upon reasonable prior notice to the Company, to visit the principal executive office of the Company, to discuss the affairs, finances and accounts of the Company and its Subsidiaries with the Company's officers, and, with the consent of the Company (which consent will not be unreasonably with-held) to visit the other offices and properties of the Company and each Subsidiary, all at such reasonable times and as often as may be reasonably requested in writing; and

             (b) Default -- if a Default or Event of Default then exists, at the expense of the Company to visit and inspect any of the offices or properties of the Company or any Subsidiary, to examine all their respective books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers and independent public accountants (and by this provision the Company authorizes said accountants to discuss the affairs, finances and accounts of the Company and its Subsidiaries), all at such times and as often as may be requested.

   8.   PREPAYMENT OF THE NOTES.

   8.1. Required Prepayments.

             Beginning on December 15, 2001 and on each December 15th thereafter to and including December 15, 2006, the Company will prepay $5,714,285.71 aggregate principal amount (or such lesser principal amount as shall then be outstanding) of the Notes at par and without payment of the Make-Whole Amount or any premium, provided that upon any partial purchase of the Notes permitted by Section 8.5, the principal amount of each required prepayment of the Notes becoming due under this Section 8.1 on and after the date of such prepayment or purchase shall be reduced in the same proportion as the aggregate unpaid principal amount of the Notes is reduced as a result of such prepayment or purchase. The entire outstanding principal amount of the Notes shall be paid on the maturity date of the Notes.

   8.2. Optional Prepayments with Make-Whole Amount.

             The Company may, at its option, upon notice as provided below, prepay at any time after the first anniversary of the Closing all, or from time to time any part of, the Notes, in an amount not less than 5% of the aggregate principal amount of the Notes then outstanding in the case of a partial prepayment, at 100% of the principal amount so prepaid, plus the Make-Whole Amount determined for the prepayment date with respect to such principal amount. The Company will give each holder of Notes written no-tice of each optional prepayment under this Section 8.2 not less than 30 days and not more than 60 days prior to the date fixed for such prepayment. Each such notice shall specify such date, the aggregate principal amount of the Notes to be prepaid on such date, the principal amount of each Note held by such holder to be prepaid (determined in accordance with Section 8.3), and the interest to be paid on the prepayment date with respect to such principal amount being prepaid, and shall be accompanied by a certificate of a Senior Financial Officer as to the estimated Make-Whole Amount due in connection with such prepayment (calculated as if the date of such notice were the date of the prepayment), setting forth the details of such computation. Two Business Days prior to such prepayment, the Company shall deliver to each holder of Notes a certificate of a Senior Financial Officer specifying the calculation of such Make-Whole Amount as of the specified prepayment date.

   8.3. Allocation of Partial Prepayments.

             In the case of each partial prepayment of the Notes, the princi-pal amount of the Notes to be prepaid shall be allocated among all of the Notes at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore called for prepayment.

   8.4. Maturity; Surrender, etc.

             In the case of each prepayment of Notes pursuant to this Section 8, the principal amount of each Note to be prepaid shall mature and become due and payable on the date fixed for such prepayment, together with interest on such principal amount accrued to such date and the applicable Make-Whole Amount, if any. From and after such date, unless the Company shall fail to pay such principal amount when so due and payable, together with the interest and Make-Whole Amount, if any, as aforesaid, interest on such principal amount shall cease to accrue. Any Note paid or prepaid in full shall be surrendered to the Company and canceled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Note.

   8.5. Purchase of Notes.

             The Company will not and will not permit any Affiliate to purchase, redeem, prepay or otherwise acquire, directly or indirectly, any of the outstanding Notes except (a) upon the payment or prepayment of the Notes in accordance with the terms of this Agreement and the Notes or
   (b) pursuant to an offer to purchase made by the Company or an Affiliate pro rata to the holders of all Notes at the time outstanding upon the same terms and conditions. Any such offer shall provide each holder with suf-ficient information to enable it to make an informed decision with respect to such offer, and shall remain open for at least 30 Business Days. If the holders of more than 5% of the principal amount of the Notes then outstanding accept such offer, the Company shall promptly notify the remaining holders of such fact and the expiration date for the acceptance by holders of Notes of such offer shall be extended by the number of days necessary to give each such remaining holder at least 15 Business Days from its receipt of such notice to accept such offer. The Company will promptly cancel all Notes acquired by it or any Affiliate pursuant to any payment, prepayment or purchase of Notes pursuant to any provision of this Agreement and no Notes may be issued in substitution or exchange for any such Notes.

   8.6. Make-Whole Amount.

             The term "Make-Whole Amount" means, with respect to any Note, an amount equal to the excess, if any, of the Discounted Value of the Remaining Scheduled Payments with respect to the Called Principal of such Note over the amount of such Called Principal, provided that the Make-Whole Amount may in no event be less than zero. For the purposes of determining the Make-Whole Amount, the following terms have the following meanings:

             "Called Principal" means, with respect to any Note, the principal of such Note that is to be prepaid pursuant to Section 8.2 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

             "Discounted Value" means, with respect to the Called Principal of any Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (as adjusted to reflect the same periodic basis as that on which interest on the Notes is payable) equal to the Reinvestment Yield with respect to such Called Principal.

             "Reinvestment Yield" means, with respect to the Called Principal of any Note, 0.5% over the yield to maturity implied by (a) the yields reported, as of 10:00 A.M. (New York City time) on the second Business Day preceding the Settlement Date with respect to such Called Principal, on the display designated as "Page 678" on the Dow Jones Markets, Inc. services (Telerate) (or such other display as may replace Page 678 on the Dow Jones Markets, Inc. services (Telerate)) for actively traded U.S. Treasury securities having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date, or (b) if such yields are not reported as of such time or the yields reported as of such time are not ascertainable, the Treasury Constant Maturity Series Yields reported, for the latest day for which such yields have been so reported as of the second Business Day preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (519) (or any comparable successor publication) for actively traded U.S. Treasury securities having a constant maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date. Such implied yield will be determined, if necessary, by (1) convert-ing U.S. Treasury bill quotations to bond-equivalent yields in accordance with accepted financial practice and (2) interpolating linearly between (A) the actively traded U.S. Treasury security with the duration closest to and greater than the Remaining Average Life and (B) the actively traded U.S. Treasury security with the duration closest to and less than the Remaining Average Life.

             "Remaining Average Life" means, with respect to any Called Principal, the number of years (calculated to the nearest one-twelfth year) obtained by dividing (i) such Called Principal into (ii) the sum of the products obtained by multiplying (a) the principal component of each Remaining Scheduled Payment with respect to such Called Principal by (b) the number of years (calculated to the nearest one-twelfth year) that will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.

             "Remaining Scheduled Payments" means, with respect to the Called Principal of any Note, all payments of such Called Principal and interest thereon that would be due after the Settlement Date with re-spect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date, provided that if such Settlement Date is not a date on which interest payments are due to be made under the terms of the Notes, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Settlement Date and required to be paid on such Settlement Date pursuant to Section 8.2 or 12.1.

             "Settlement Date" means, with respect to the Called Principal of any Note, the date on which such Called Principal is to be prepaid pursuant to Section 8.2 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

   9.   AFFIRMATIVE COVENANTS.

             The Company covenants that so long as any of the Notes are outstanding:

   9.1. Compliance with Law.

             The Company will, and will cause each of its Restricted Sub-sidiaries to, comply with all laws, ordinances or governmental rules or regulations to which each of them is subject, including, without limitation, Environmental Laws, and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective properties or to the conduct of their respective businesses, in each case to the extent necessary to ensure that non-compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations would not reasonably be expected, individually or in the aggregate, to have a materially adverse effect on the business, operations, affairs, financial condition, properties or assets of the Company and its Restricted Subsidiaries taken as a whole.

   9.2. Insurance.

             The Company will, and will cause each of its Restricted Sub-sidiaries to, maintain, with financially sound and reputable insurers, insurance with respect to their respective properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles and co-insurance, if adequate reserves are maintained with respect thereto) as is customary in the case of entities of established reputations engaged in the same or a similar business and owning and operating similar properties, provided that such insurance is commercially available; and further provided that the Company and its Restricted Subsidiaries may maintain a system or systems of self-insurance in accordance with good business practice if adequate reserves are maintained with respect thereto.

   9.3. Maintenance of Properties.

             The Company will, and will cause each of its Restricted Sub-sidiaries to, maintain, preserve and keep, or cause to be maintained, preserved and kept, their respective properties in good repair, working order and condition (ordinary wear and tear excepted), and will, and will cause each of its Restricted Subsidiaries to, make all repairs, replacements, additions and betterments, as needed, so that the efficiency thereof shall be maintained, provided that this Section shall not prevent the Company or any Restricted Subsidiary from discontinuing the operation and the maintenance of any of its properties if such discontinuance is desirable in the conduct of its business and the Company has concluded that such discontinuance would not, individually or in the aggregate, have a materially adverse effect on the business, operations, affairs, financial condition, properties or assets of the Company and its Restricted Subsidiaries taken as a whole.

   9.4. Payment of Taxes and Other Claims.

             The Company will, and will cause each of its Restricted Sub-sidiaries to, file all income tax or similar tax returns required to be filed in any jurisdiction and to pay and discharge all taxes shown to be due and payable on such returns and all other taxes, assessments, governmental charges, or levies and all claims for labor, materials and supplies payable by any of them, to the extent such taxes, assessments, charges, levies and claims have become due and payable and before they have become delinquent, provided that neither the Company nor any Restricted Subsidiary need pay any such tax, assessment, charge, levy or claim if (i) the amount, applicability or validity thereof is contested by the Company or such Restricted Subsidiary on a timely basis in good faith and in appropriate proceedings that will prevent the forfeiture or sale of any property, and the Company or Restricted Subsidiary has estab-lished adequate reserves therefor in accordance with GAAP on the books of the Company or such Restricted Subsidiary or (ii) the nonpayment of all such taxes, assessments, charges, levies and claims in the aggregate would not reasonably be expected to have a materially adverse effect on the business, operations, affairs, financial condition, properties or assets of the Company and its Restricted Subsidiaries taken as a whole.

   9.5. Corporate Existence, etc.

             Subject to Section 10.2, the Company will, and will cause each of its Restricted Subsidiaries to, at all times preserve and keep in full force and effect its corporate existence (except in the case of a merger of a Restricted Subsidiary into the Company or into a Wholly-Owned Restricted Subsidiary) and all of its rights and franchises unless, in the good faith judgment of the Company, the termination of or failure to preserve and keep in full force and effect such right or franchise would not, individually or in the aggregate, have a materially adverse effect on the business, operations, affairs, financial condition, properties or assets of the Company and its Restricted Subsidiaries taken as a whole.

   10.  NEGATIVE COVENANTS.

             The Company covenants that so long as any of the Notes are out-standing:

   10.1.     Transactions with Affiliates.

             The Company will not, and will not permit any Restricted Sub-sidiary to, enter into directly or indirectly any transaction (including, without limitation, the purchase, lease, sale or exchange of properties of any kind or the rendering of any service) with any Affiliate, except pursuant to the reasonable requirements of the Company's or such Restricted Subsidiary's business and upon fair and reasonable terms no less favorable to the Company or such Restricted Subsidiary than would be obtainable in a comparable arm's-length transaction with a Person not an Affiliate; provided that the Company or a Restricted Subsidiary may enter into any transaction with an Affiliate so long as such transaction, together with any other related transactions, would not reasonably be expected to have a materially adverse effect on the business, operations, affairs, financial condition, properties or assets of the Company and its Restricted Subsidiaries taken as a whole.

   10.2.     Merger, Consolidation and Disposition of Assets

             The Company will not, and will not permit any Restricted Subsidiary to, merge or consolidate with any Person, or sell, transfer, lease or otherwise dispose of any substantial portion of its properties to any Person, except that:

             (i) any corporation may be merged into any Restricted Subsidiary and any Restricted Subsidiary may consolidate with or merge into, or sell, lease or otherwise dispose of its properties as an entirety or substantially as an entirety to, the Company, another Restricted Subsidiary or any corporation, so long as immediately after the consummation thereof (a) the Company shall be entitled to incur an additional $1.00 of Senior Funded Debt under clauses (a) and
        (b) of Section 10.3(ii), (b) the Company is in compliance with the provisions of Section 10.4 and (c) no Default or Event of Default shall exist;

             (ii) any corporation may be merged into the Company and the Company may consolidate with or merge into, or sell or otherwise dispose of its properties as an entirety or substantially as an entirety to, any solvent corporation organized and existing under the laws of the United States or any State thereof (including the District of Columbia) which expressly assumes in writing (in form and substance reasonably satisfactory to the Required Holders and executed and delivered to each holder of any Note) the due and punctual payment of the principal of, and interest and Make-Whole Amount on, the Notes and the due and punctual performance of the obligations of the Company under this Agreement and under the Notes, so long as immediately after the consummation thereof (a) the surviving entity or such corporation to which such properties are sold or otherwise disposed of, as the case may be, shall be entitled to incur an additional $1.00 of Senior Funded Debt under clauses (a) and (b) of Section 10.3(ii), (b) the surviving entity or such corporation, as the case may be, is in compliance with the provisions of Section 10.4 and (c) no Default or Event of Default shall exist;

             (iii) the Company or any Restricted Subsidiary may sell, lease or otherwise dispose of any of its assets in the ordinary course of its business;

             (iv) the Company or any Restricted Subsidiary may, on one occasion in one transaction or group of related transactions, sell, transfer, lease or otherwise dispose of properties at fair market value, so long as (a) the aggregate net proceeds received by the Company and its Restricted Subsidiaries from all properties sold, transferred, leased or otherwise disposed of in such transaction or group of transactions does not exceed 20% of the Company's Consolidated Total Assets as of the end of the fiscal year of the Company most recently ended prior to the date of such transaction,
        (b) prior to or promptly after the consummation of such transaction the Company shall have notified each holder of any Note that the Company has effected a transaction pursuant to this clause (iv), together with a description of such transaction, and (c) immediately after the consummation of such transaction (1) the Company shall be entitled to incur an additional $1.00 of Senior Funded Debt under clauses (a) and (b) of Section 10.3(ii), (2) the Company is in compliance with the provisions of Section 10.4, and (3) no Default or Event of Default shall exist; and

             (v)  in addition to transactions permitted by clauses (i), (ii),
        (iii) or (iv) of this Section 10.2, the Company or any Restricted Subsidiary may sell or otherwise dispose of any of its properties at fair market value so long as (a) the net proceeds received by the Company and its Restricted Subsidiaries from such sale or other disposition, together with (x) the aggregate net proceeds received by the Company and its Restricted Subsidiaries from all sales, leases and other dispositions of properties (excluding sales of inventory and other properties sold in the ordinary course of its business) during the 12 consecutive calendar months immediately preceding such sale or other disposition and (y) the aggregate fair market value of all the properties of any Restricted Subsidiary which the Company had designated as an Unrestricted Subsidiary during such 12 consecutive calendar months, shall not exceed 10% of Consolidated Total Assets as of the end of the fiscal year of the Company most recently ended prior to the date of such transaction, and (b) immediately after the consummation of such transaction (1) the Company shall be entitled to incur an additional $1.00 of Senior Funded Debt under clauses (a) and
        (b) of Section 10.3(ii), (2) the Company is in compliance with the provisions of Section 10.4, and (3) no Default or Event of Default shall exist.

             For purposes of this Section 10.2, a "substantial portion" of the properties of the Company or any Restricted Subsidiary shall mean properties which, together with all properties sold, transferred or otherwise disposed of in any related transactions, have a book value, in the aggregate, greater than or equal to 10% of the Consolidated Total Assets as of the end of the fiscal year most recently ended. No sale, transfer, lease or other disposition permitted under this Section 10.2 shall have the effect of releasing the Company or any successor corporation that shall theretofore have become such in the manner prescribed in this Section 10.2 from its liability under this Agreement or the Notes.

   10.3.     Limitations on Indebtedness.

             The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume, Guaranty or otherwise become directly or indirectly liable with respect to any Current Debt or Funded Debt, other than:

             (i) the Notes, the Series 2002 Notes and all Funded Debt outstanding as of the date of this Agreement and identified on
        Schedule 5.15 hereto;

             (ii) Funded Debt of the Company or any Restricted Subsidiary (including any Funded Debt secured by Liens permitted under Section 10.4) if immediately after giving effect thereto (a) the ratio of Consolidated Senior Funded Debt to Total Capitalization would not exceed 60% and (b) the ratio of Consolidated Funded Debt to Total Capitalization would not exceed 65%;

             (iii) Current Debt of the Company or any Restricted Subsidiary (including any Current Debt secured by Liens permitted under Section 10.4), provided that during the 12 month period immediately preceding each day such Current Debt is outstanding, there shall have been a period of 30 consecutive days during which, on each day during such 30 day period, the aggregate amount of all outstanding Current Debt of the Company and its Restricted Subsidiaries did not exceed the amount of additional Senior Funded Debt that the Company could have (but did not) incur under clauses
        (a) and (b) of Section 10.3(ii); and

             (iv) Funded Debt and Current Debt of a Restricted Subsidiary owed to the Company or to a Wholly-Owned Restricted Subsidiary.

   provided, however, that, in each case, after giving effect to such Funded Debt or Current Debt, the Company shall be in compliance with the provisions of Section 10.5 hereof.

             For the purposes of this Section 10.3, any Person becoming a Restricted Subsidiary after the date hereof shall be deemed, at the time it becomes a Restricted Subsidiary, to have incurred all of its then existing Funded Debt and Current Debt, and any Person extending, renewing or refunding any Funded Debt or Current Debt shall be deemed to have incurred such Funded Debt or Current Debt at the time of such extension, renewal or refunding.


   10.4.     Limitation on Liens.

             The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly create, incur, assume or permit to exist (upon the happening of a contingency or otherwise) any Lien on or with respect to any property (including, without limitation, any document or instrument in respect of goods or accounts receivable) of the Company or any Restricted Subsidiary, whether now owned or held or hereafter acquired, or any income or profits therefrom, (whether or not provision is made for the equal and ratable securing of the Notes in accordance with the last paragraph of this Section 10.4), or assign or otherwise convey any right to receive income or profits, except:

             (i) Liens on property of the Company or a Restricted Subsidiary existing as of the date of this Agreement and which are either (a) identified on Schedule 10.4 hereto or (b) Liens which do not secure Indebtedness and which, in the aggregate, are not Material;

             (ii) Liens, pledges or deposits in connection with worker's compensation, social security, unemployment insurance, to secure the performance of letters of credit, bids, tenders, sales contracts, leases, subleases granted to others, statutory obligations, surety, appeal and performance bonds and other similar obligations not incurred in connection with borrowing money, the obtaining of advances or the payment of the deferred purchase price of property;

             (iii) Liens for taxes, assessments or governmental charges or levies or construction or materialmen's or warehousemen's liens securing obligations not overdue, or if overdue, being contested in good faith by appropriate proceedings that will prevent the forfeiture or sale of any property, provided that adequate reserves are established in accordance with GAAP on the books of the Company or a Restricted Subsidiary;

             (iv) attachment, judgment and other similar Liens arising in connection with court proceedings, provided the execution or other enforcement of such Lien(s) is effectively stayed and the claims secured thereby are being contested in good faith in such manner that the property subject to such Lien(s) is not subject to forfeiture or sale, and further provided that adequate reserves are established in accordance with GAAP on the books of the Company or a Restricted Subsidiary;

             (v) encumbrances in the nature of zoning restrictions, easements, rights and restrictions of record on the use of real property, landlord's and lessor's liens in the ordinary course of business, which do not materially impair the Company's or a Restricted Subsidiary's use thereof;

             (vi) Liens, including Capital Leases, securing Indebtedness for the acquisition or construction of real property, leasehold improvements, equipment or other tangible assets provided that (a) such Liens are limited to the property acquired or constructed with the proceeds of the Indebtedness secured thereby and the amount of such Indebtedness is limited to the cost or value of such property, and (b) after giving effect thereto, the Company could incur an additional $1.00 of Senior Funded Debt under clauses (a) and (b) of
        Section 10.3(ii) and no Default or Event of Default shall exist;

             (vii) Liens existing on property at the time of the acquisition by the Company or its Restricted Subsidiaries of such property (or of the entity owning such property) provided that the Lien does not extend to any other property of the Company or its Restricted Subsidiaries; and

             (viii) other Liens securing Funded Debt or Current Debt permitted to be incurred under the provisions of Section 10.3 hereof, provided that, after giving effect to such Funded Debt or Current Debt, the Company shall be in compliance with the provisions of
        Section 10.5 hereof.

             If, notwithstanding the prohibition contained herein, the Company shall, or shall permit any of its Restricted Subsidiaries to, directly or indirectly create, incur, assume or permit to exist any Lien, other than those Liens permitted by the provisions of clauses (i) through
   (viii) of this Section 10.4, it will make or cause to be made effective provision whereby the Notes will be secured equally and ratably with any and all other obligations thereby secured, such security to be pursuant to agreements reasonably satisfactory to the Required Holders and, in any such case, the Notes shall have the benefit, to the fullest extent that, and with such priority as, the holders of the Notes may be entitled under applicable law, of an equitable Lien on such property. Such violation of this Section 10.4 will constitute a Default, whether or not provision is made for an equal and ratable Lien pursuant to this paragraph.

   10.5.     Priority Debt.

             The Company will not at any time permit Priority Debt to exceed 15% of Consolidated Total Assets.

   10.6.     Sale and Leaseback.

             The Company will not, and will not permit any Restricted Subsidiary to, sell or transfer any property (other than real property) to any Person (other than to the Company or a Wholly-Owned Restricted Subsidiary) and thereupon lease, as lessee, the same property unless such lease constitutes a Capital Lease and the incurrence of the Indebtedness evidenced thereby shall be permitted under Section 10.3.

   10.7.     Limitation on Investments.

             The Company will not, and will not permit any Restricted Subsidiary to, make or suffer to exist any Investment other than Permitted Investments.

   10.8.     Restricted Payments.

             The Company will not, and will not permit any Restricted Subsidiary to, declare or make any Restricted Payment unless, immediately after giving effect thereto, (a) no Default or Event of Default would exist and (b) the Company could incur an additional $1.00 of Senior Funded Debt under clauses (a) and (b) of Section 10.3(ii).

   10.9.     Line of Business.

             The Company will not, and will not permit any Restricted Subsidiary to, engage to any substantial extent in any business other than the business in which the Company and its Subsidiaries in the aggregate are engaged on the date of this Agreement as described in the Memorandum.

   10.10.    Subsidiary Dividend Restrictions.

             The Company will not, and will not permit any Restricted Subsidiary to, enter into, or be otherwise subject to, any contract or agreement (including its certificate of incorporation or other organization document) which limits the amount of, or otherwise imposes restriction on the payment of, dividends by such Restricted Subsidiary.

   11.  EVENTS OF DEFAULT.

             An "Event of Default" shall exist if any of the following conditions or events shall occur and be continuing:

             (a) the Company defaults in the payment of any principal of or Make-Whole Amount, if any, on any Note when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise; or

             (b) the Company defaults in the payment of any interest on any Note for more than ten Business Days after the same becomes due and payable; or

             (c) the Company defaults in the performance of or compliance with any term contained in Sections 10.1 through 10.10 and such default is not remedied within 30 days after the earlier of (i) a Responsible Officer obtaining actual knowledge of such default and
        (ii) the Company receiving written notice of such default from any holder of a Note (any such written notice to be identified as a "notice of default" and to refer specifically to this paragraph (c) of Section 11); or

             (d) the Company defaults in the performance of or compliance with any term contained herein (other than those referred to in para-graphs (a), (b) and (c) of this Section 11) and such default is not remedied within 30 days after the earlier of (i) a Responsible Offi-cer obtaining actual knowledge of such default and (ii) the Company receiving written notice of such default from any holder of a Note (any such written notice to be identified as a "notice of default" and to refer specifically to this paragraph (d) of Section 11); or

             (e) any representation or warranty made in writing by or on behalf of the Company or by any officer of the Company in this Agreement or in any writing furnished in connection with the transactions contemplated hereby proves to have been false or incor-rect in any material respect on the date as of which made; or

             (f) (i) the Company or any Restricted Subsidiary is in default (as principal or as guarantor or other surety) in the payment of any principal of or premium or make-whole amount or interest on any Indebtedness that is outstanding in an aggregate principal amount of at least $10,000,000 beyond any period of grace provided with respect thereto, or (ii) the Company or any Restricted Subsidiary is in default in the performance of or compliance with any term of any evidence of any Indebtedness in an aggregate outstanding principal amount of at least $10,000,000 or of any mortgage, indenture or other agreement relating thereto or any other condition exists, and as a consequence of such default or condition such Indebtedness has become, or has been declared due and payable (or to be repurchased by the Company or any Restricted Subsidiary) before its stated maturity or before its regularly scheduled dates of payment; provided however, that this clause (f) shall not apply to any Indebtedness which is payable solely out of the property or assets of a partnership, joint venture or similar entity (which is not a Restricted Subsidiary) in which the Company or any Restricted Subsidiary is a participant, or is secured by a mortgage on the property or assets owned or held by such partnership, joint venture or other entity, if there is no recourse to or liability of the Company or any Restricted Subsidiary for the payment of such Indebtedness; or

             (g) the Company or any Restricted Subsidiary (i) is generally not paying, or admits in writing its inability to pay, its debts as they become due, (ii) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (iii) makes an assignment for the benefit of its creditors, (iv) consents to the ap-pointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (v) is adjudicated as insolvent or to be liquidated, or (vi) takes corporate action for the purpose of any of the foregoing; or

             (h) a court or governmental authority of competent jurisdiction enters an order appointing, without consent by the Company or any of its Restricted Subsidiaries, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of the Company or any of its Restricted Subsidiaries, or any such petition shall be filed against the Company or any of its Restricted Subsidiaries and such petition shall not be dismissed within 60 days; or

             (i) a final judgment or judgments for the payment of money aggregating in excess of $10,000,000 are rendered against one or more of the Company and its Restricted Subsidiaries and which judgments are not, within 60 days after entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within 60 days after the expiration of such stay; or

             (j) (i) any Plan shall fail to satisfy the minimum funding standards of ERISA or the Code for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under section 412 of the Code, (ii) a notice of intent to terminate any Plan shall have been or is reasonably expected to be filed with the PBGC or the PBGC shall have instituted proceedings under ERISA section 4042 to terminate or appoint a trustee to administer any Plan or the PBGC shall have notified the Company or any ERISA Affiliate that a Plan may become a subject of any such proceedings, (iii) the aggregate "amount of unfunded benefit liabilities" (within the meaning of section 4001(a)(18) of ERISA) under all Plans, determined in accordance with Title IV of ERISA, shall exceed $10,000,000, (iv) the Company or any ERISA Affiliate shall have incurred or is reasonably expected to incur any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, (v) the Company or any ERISA Affiliate withdraws from any Multiemployer Plan, or (vi) the Company or any Restricted Subsidiary establishes or amends any employee welfare benefit plan that provides post-employment welfare benefits in a manner that would increase the liability of the Company or any Restricted Subsidiary thereunder; and any such event or events described in clauses (i) through (vi) above, either individually or together with any other such event or events, would reasonably be expected to have a Materially Adverse Effect.

   12.  REMEDIES ON DEFAULT, ETC.

   12.1.     Acceleration.

             (a) If an Event of Default with respect to the Company de-scribed in paragraph (g) or (h) of Section 11 (other than an Event of De-fault described in clause (i) of paragraph (g) or described in clause (vi) of paragraph (g) by virtue of the fact that such clause encompasses clause
   (i) of paragraph (g)) has occurred, all the Notes then outstanding shall automatically become immediately due and payable.

             (b) If any other Event of Default has occurred and is continuing, any holder or holders of more than 51% in principal amount of the Notes at the time outstanding may at any time at its or their option, by notice or notices to the Company, declare all the Notes then out-standing to be immediately due and payable.

             (c) If any Event of Default described in paragraph (a) or (b) of Section 11 has occurred and is continuing, any holder or holders of Notes at the time outstanding affected by such Event of Default may at any time, at its or their option, by notice or notices to the Company, declare all the Notes held by it or them to be immediately due and payable.

             Upon any Notes becoming due and payable under this Section 12.1, whether automatically or by declaration, such Notes will forthwith mature and the entire unpaid principal amount of such Notes, plus (x) all accrued and unpaid interest thereon and (y) the Make-Whole Amount determined in respect of such principal amount (to the full extent permitted by applica-ble law), shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived. The Company acknowledges, and the parties hereto agree, that each holder of a Note has the right to maintain its investment in the Notes free from repayment by the Company (except as herein specifically provided for) and that the provision for payment of a Make-Whole Amount by the Company in the event that the Notes are prepaid or are accelerated as a result of an Event of Default, is intended to provide compensation for the deprivation of such right under such circumstances.

   12.2.     Other Remedies.

             If any Default or Event of Default has occurred and is continuing, and irrespective of whether any Notes have become or have been declared immediately due and payable under Section 12.1, the holder of any Note at the time outstanding may proceed to protect and enforce the rights of such holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in any Note, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.

   12.3.     Rescission.

             At any time after any Notes have been declared due and payable pursuant to clause (b) or (c) of Section 12.1, the holders of not less than 51% in principal amount of the Notes then outstanding, by written no-tice to the Company, may rescind and annul any such declaration and its consequences if (a) the Company has paid all overdue interest on the Notes, all principal of and Make-Whole Amount, if any, on any Notes that are due and payable and are unpaid other than by reason of such declara-tion, and all interest on such overdue principal and Make-Whole Amount, if any, and (to the extent permitted by applicable law) any overdue interest in respect of the Notes, at the Default Rate, (b) all Events of Default and Defaults, other than non-payment of amounts that have become due solely by reason of such declaration, have been cured or have been waived pursuant to Section 17, and (c) no judgment or decree has been entered for the payment of any monies due pursuant hereto or to the Notes. No re-scission and annulment under this Section 12.3 will extend to or affect any subsequent Event of Default or Default or impair any right consequent thereon.

   12.4.     No Waivers or Election of Remedies, Expenses, etc.

             No course of dealing and no delay on the part of any holder of any Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder's rights, powers or remedies. No right, power or remedy conferred by this Agreement or by any Note upon any holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise. Without limiting the obligations of the Company under Section 15, the Company will pay to the holder of each Note on demand such further amount as shall be sufficient to cover all costs and expenses of such holder incurred in any enforcement or collection under this Section 12, including, without limitation, reasonable attorneys' fees, expenses and disbursements.

   13.  REGISTRATION; EXCHANGE; SUBSTITUTION OF NOTES.

   13.1.     Registration of Notes.

             The Company shall keep at its principal executive office a register for the registration and registration of transfers of Notes. The name and address of each holder of one or more Notes, each transfer thereof and the name and address of each transferee of one or more Notes shall be registered in such register. Prior to due presentment for registration of transfer, the Person in whose name any Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and the Company shall not be affected by any notice or knowledge to the contrary. The Company shall give to any holder of a Note that is an Institutional Investor promptly upon request therefor, a complete and correct copy of the names and addresses of all registered holders of Notes.

   13.2.     Transfer and Exchange of Notes.

             Upon surrender of any Note at the principal executive office of the Company for registration of transfer or exchange (and in the case of a surrender for registration of transfer, duly endorsed or accompanied by a written instrument of transfer duly executed by the registered holder of such Note or his attorney duly authorized in writing and accompanied by the address for notices of each transferee of such Note or part thereof), the Company shall execute and deliver, at the Company's expense (except as provided below), one or more new Notes (as requested by the holder thereof) in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note. Each such new Note shall be payable to such Person as such holder may request and shall be substantially in the form of Exhibit 1. Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon. The Company may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of Notes. Notes shall not be transferred in denominations of less than $500,000, provided that if necessary to enable the registration of transfer by a holder of its entire holding of Notes, one Note may be in a denomination of less than $500,000. Any transferee, by its acceptance of a Note registered in its name (or the name of its nominee), shall be deemed to have made the representation set forth in
   Section 6.2.

   13.3.     Replacement of Notes.

             Upon receipt by the Company of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note (which evidence shall be, in the case of an Institutional Investor, notice from such Institutional Investor of such ownership and such loss, theft, destruction or mutilation), and

             (a) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (provided that if the holder of such Note is, or is a nominee for, an original Purchaser or another holder of a Note with a minimum net worth of at least $25,000,000, such original Purchaser's or other Note holder's own unsecured agreement of indemnity shall be deemed to be satisfactory), or

             (b) in the case of mutilation, upon surrender and cancellation thereof,

   the Company at its own expense shall execute and deliver, in lieu thereof, a new Note, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.

   14.  PAYMENTS ON NOTES.

   14.1.     Place of Payment.

             Subject to Section 14.2, payments of principal, Make-Whole Amount, if any, and interest becoming due and payable on the Notes shall be made in Muscatine, Iowa at the principal office of the Company in such jurisdiction. The Company may at any time, by notice to each holder of a Note, change the place of payment of the Notes so long as such place of payment shall be either the principal office of the Company in such jurisdiction or the principal office of a bank or trust company in such jurisdiction.

   14.2.     Home Office Payment.

             So long as a Purchaser or nominee of a Purchaser shall be the holder of any Note, and notwithstanding anything contained in Section 14.1 or in such Note to the contrary, the Company will pay all sums becoming due on such Note for principal, Make-Whole Amount, if any, and interest by the method and at the address specified for such purpose below such Purchaser's name in Schedule A, or by such other method or at such other address as such Purchaser shall have from time to time specified to the Company in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that concurrently with or reasonably promptly after payment or prepayment in full of any Note, such Purchaser shall surrender such Note for cancellation, to the Company at its principal executive office or at the place of payment most recently designated by the Company pursuant to
   Section 14.1. Prior to any sale or other disposition of any Note held by such Purchaser or such Purchaser's nominee such Purchaser will, at its election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such Note to the Company in exchange for a new Note or Notes pursuant to
   Section 13.2. The Company will afford the benefits of this Section 14.2 to any Institutional Investor that is the direct or indirect transferee of any Note purchased by a Purchaser under this Agreement and that has made the same agreement relating to such Note as the Purchasers have made in this Section 14.2.

   15.  EXPENSES, ETC.

   15.1.     Transaction Expenses.

             Whether or not the transactions contemplated hereby are consummated, the Company will pay all costs and expenses (including reasonable attorneys' fees of a special counsel and, if reasonably required, local or other counsel) incurred by each Purchaser or holder of a Note in connection with such transactions and in connection with any amendments, waivers or consents under or in respect of this Agreement or the Notes (whether or not such amendment, waiver or consent becomes effective), including, without limitation: (a) the costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under this Agreement or the Notes or in responding to any subpoena or other legal process or informal investi-gative demand issued in connection with this Agreement or the Notes, or by reason of being a holder of any Note, and (b) the costs and expenses, including financial advisors' fees, incurred in connection with the insolvency or bankruptcy of the Company or any Subsidiary or in connection with any work-out or restructuring of the transactions contemplated hereby and by the Notes. The Company will pay, and will save each Purchaser and each other holder of a Note harmless from, all claims in respect of any fees, costs or expenses if any, of brokers and finders (other than those retained by such Purchaser).

   15.2.     Survival.

             The obligations of the Company under this Section 15 will survive the payment or transfer of any Note, the enforcement, amendment or waiver of any provision of this Agreement or the Notes, and the termination of this Agreement.


   16.  SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT.

             All representations and warranties contained herein shall survive the execution and delivery of this Agreement and the Notes, the purchase or transfer by any Purchaser of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any subsequent holder of a Note, regardless of any investigation made at any time by or on behalf of any Purchaser or any other holder of a Note. All statements contained in any certificate or other instrument delivered by or on behalf of the Company pursuant to this Agreement shall be deemed representations and warranties of the Company under this Agreement. Subject to the preceding sentence, this Agreement and the Notes embody the entire agreement and understanding between each respective Purchaser and the Company and supersede all prior agreements and understandings relating to the subject matter hereof.

   17.  AMENDMENT AND WAIVER.

   17.1.     Requirements.

             This Agreement and the Notes may be amended, and the observance of any term hereof or of the Notes may be waived (either retroactively or prospectively), with (and only with) the written consent of the Company and the Required Holders, except that (i) no amendment or waiver of any of the provisions of Section 1, 2, 3, 4, 5, 6, or 21 hereof, or any defined term (as it is used therein), will be effective as to any Purchaser unless consented to by such Purchaser in writing, and (ii) no such amendment or waiver may, without the written consent of the holder of each Note at the time outstanding affected thereby, (a) subject to the provisions of Sec-tion 12 relating to acceleration or rescission, change the amount or time of any prepayment or payment of principal of, or reduce the rate or change the time of payment or method of computation of interest or of the Make-Whole Amount on, the Notes, (b) change the percentage of the principal amount of the Notes the holders of which are required to consent to any such amendment or waiver, or (c) amend any of Sections 8, 11(a), 11(b), 12, 17 or 20.

   17.2.     Solicitation of Holders of Notes.

             (a) Solicitation. The Company will provide each holder of the Notes (irrespective of the amount of Notes then owned by it) with sufficient information, sufficiently far in advance of the date a decision is required, to enable such holder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof or of the Notes. The Company will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to the provisions of this Section 17 to each holder of outstanding Notes promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite holders of Notes.

             (b) Payment. The Company will not directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security, to any holder of Notes as consideration for or as an inducement to the entering into by any holder of Notes or any waiver or amendment of any of the terms and provisions hereof unless such remuneration is concurrently paid, or security is concurrently granted, on the same terms, ratably to each holder of Notes then outstanding even if such holder did not consent to such waiver or amendment.

   17.3.     Binding Effect, etc.

             Any amendment or waiver consented to as provided in this
   Section 17 applies equally to all holders of Notes and is binding upon them and upon each future holder of any Note and upon the Company without regard to whether such Note has been marked to indicate such amendment or waiver. No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon. No course of dealing between the Company and the holder of any Note nor any delay in exercising any rights hereunder or under any Note shall operate as a waiver of any rights of any holder of such Note. As used herein, the term this "Agreement" and references thereto shall mean this Agreement as it may from time to time be amended or supplemented.

   17.4.     Notes held by Company, etc.

             Solely for the purpose of determining whether the holders of the requisite percentage of the aggregate principal amount of Notes then outstanding approved or consented to any amendment, waiver or consent to be given under this Agreement or the Notes, or have directed the taking of any action provided herein or in the Notes to be taken upon the direction of the holders of a specified percentage of the aggregate principal amount of Notes then outstanding, Notes directly or indirectly owned by the Company, any Restricted Subsidiary or any of its Affiliates shall be deemed not to be outstanding.

   18.  NOTICES.

             All notices and communications provided for hereunder shall be in writing and sent (a) by telecopy if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), or (b) by registered or certified mail with return receipt requested (postage prepaid), or (c) by a recognized overnight delivery service (with charges prepaid). Any such notice must be sent:

             (i) if a Purchaser or its nominee, to such Purchaser or its nominee at the address specified for such communications in Schedule A, or at such other address as such Purchaser or its nominee shall have specified to the Company in writing,

             (ii) if to any other holder of any Note, to such holder at such address as such other holder shall have specified to the Company in writing, or

             (iii) if to the Company, to the Company at its address set forth at the beginning hereof to the attention of Garold L. Oliver, Assistant Treasurer, or at such other address as the Company shall have specified to the holder of each Note in writing.

   Notices under this Section 18 will be deemed given only when actually received.

   19.  REPRODUCTION OF DOCUMENTS.

             This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by any Purchaser at the Closing (except the Notes themselves), and (c) financial statements, certificates and other information previously or hereafter furnished to any Purchaser, may be reproduced by such Purchaser by any photographic, photostatic, microfilm, microcard, miniature photographic or other similar process and such Purchaser may destroy any original document so reproduced. The Company agrees and stipulates that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by such Purchaser in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence. This Section 19 shall not prohibit the Company or any other holder of Notes from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.

   20.  CONFIDENTIAL INFORMATION.

             For the purposes of this Section 20, "Confidential Information" means information delivered to a Purchaser by or on behalf of the Company or any Subsidiary in connection with the transactions contemplated by or otherwise pursuant to this Agreement that is proprietary in nature and that was clearly marked or labeled or otherwise adequately identified when received by such Purchaser as being confidential information of the Company or such Subsidiary, provided that such term does not include information that (a) was publicly known or otherwise known to such Purchaser prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by such Purchaser or any person acting on its behalf, (c) otherwise becomes known to such Purchaser other than through disclosure by the Company or any Subsidiary or (d) constitutes financial statements delivered to such Purchaser under
   Section 7.1 that are otherwise publicly available. Such Purchaser will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by it in good faith to protect confidential information of third parties delivered to such Purchaser, provided that a Purchaser may deliver or disclose Confidential Information to (i) its directors, officers, employees, agents, attorneys and affiliates, (to the extent such disclosure reasonably relates to the administration of the investment represented by such Purchaser's Notes),
   (ii) its financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with the terms of this Section 20, (iii) any other holder of any Note,
   (iv) any Institutional Investor to which such Purchaser sells or offers to sell such Note or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this
   Section 20), (v) any Person from which such Purchaser offers to purchase any security of the Company (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 20), (vi) any federal or state regulatory authority having jurisdiction over such Purchaser, (vii) the National Association of Insurance Commissioners or any similar organization, or any nationally recognized rating agency that requires access to information about such Purchaser's investment portfolio, or (viii) any other Person to which such delivery or disclosure may be necessary or appropriate (w) to effect compliance with any law, rule, regulation or order applicable to such Purchaser is, (x) in response to any subpoena or other legal process,
   (y) in connection with any litigation to which such Purchaser is a party or (z) if an Event of Default has occurred and is continuing, to the extent such Purchaser may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under such Purchaser's Notes and this Agreement. Each holder of a Note, by its acceptance of a Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 20 as though it were a party to this Agreement. On reasonable request by the Company in connection with the delivery to any holder of a Note of information required to be delivered to such holder under this Agreement or requested by such holder (other than a holder that is a party to this Agreement or its nominee), such holder will enter into an agreement with the Company embodying the provisions of this Section 20.

   21.  SUBSTITUTION OF PURCHASER.

             Each Purchaser shall have the right to substitute any one of its affiliates as the purchaser of the Notes that it has agreed to purchase hereunder, by written notice to the Company, which notice shall be signed by both such Purchaser and such affiliate, shall contain such affiliate's agreement to be bound by this Agreement and shall contain a confirmation by such affiliate of the accuracy with respect to it of the repre-sentations set forth in Section 6. Upon receipt of such notice, wherever the word "Purchaser" or "Purchasers" is used in this Agreement with respect to such Purchaser (other than in this Section 21), such word shall be deemed to refer to such affiliate in lieu of such Purchaser. In the event that such affiliate is so substituted as a purchaser hereunder and such affiliate thereafter transfers to such Purchaser all of the Notes then held by such affiliate, upon receipt by the Company of notice of such transfer, wherever the word "Purchaser" or "Purchasers" is used in this Agreement with respect to such Purchaser (other than in this Section 21), such words shall no longer be deemed to refer to such affiliate, but shall refer to such Purchaser, and such Purchaser shall have all the rights of an original holder of the Notes under this Agreement.

   22.  MISCELLANEOUS.

   22.1.     Successors and Assigns.

             All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including, without limitation, any subsequent holder of a Note) whether so expressed or not.

   22.2.     Payments Due on Non-Business Days.

             Anything in this Agreement or the Notes to the contrary notwithstanding, any payment of principal of or Make-Whole Amount or interest on any Note that is due on a date other than a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day.

   22.3.     Severability.

             Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

   22.4.     Construction.

             Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

   22.5.     Counterparts.

             This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.

   22.6.     Governing Law.

             This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of Illinois excluding choice-of-law principles of the law of such State that would require the application of the laws of a jurisdiction other than such State.

                              *    *    *    *    *

             If you are in agreement with the foregoing, please sign the form of agreement on the accompanying counterpart of this Agreement and return it to the Company, whereupon the foregoing shall become a binding agreement between all Purchasers so signing such form and the Company.

                                 Very truly yours,

                                 BANDAG, INCORPORATED


                                 By___________________________

                                      Name:_________________________
                                      Title:________________________

                                 and


                                 By___________________________

                                      Name:_________________________
                                      Title:________________________


   The foregoing is hereby
   agreed to as of the
   date thereof.

   NATIONWIDE LIFE INSURANCE COMPANY


   By______________________________

        Name:____________________________
        Title:___________________________


   STATE FARM LIFE INSURANCE COMPANY


   By________________________________

        Name:__________________________
        Title:_________________________

   and


   By__________________________________

        Name:__________________________
        Title:_________________________


   WOODMEN OF THE WORLD LIFE INSURANCE SOCIETY


   By__________________________________

        Name:__________________________
        Title:_________________________

   and


   By__________________________________

        Name:__________________________
        Title:_________________________


   AMERICAN FAMILY LIFE INSURANCE COMPANY

   By__________________________________

        Name:__________________________
        Title:_________________________


   BERKSHIRE LIFE INSURANCE COMPANY

   By__________________________________

        Name:__________________________
        Title:_________________________


   THE SECURITY MUTUAL LIFE INSURANCE
   COMPANY OF LINCOLN, NEBRASKA


   By__________________________________

        Name:__________________________
        Title:_________________________

                       INFORMATION RELATING TO PURCHASERS

                                          Aggregate
                                        Principal Amount
                                              of
                                          Notes to be            Note
                                          Purchased          Denomination(s)

    NATIONWIDE LIFE INSURANCE COMPANY     $10,000,000        $10,000,000

    (1)  All payments on account of
         Notes held by such Purchaser
         shall be made by wire transfer
         of immediately available funds
         for credit to:

         The Bank of New York
         (ABA No.: 021-000-018)
         BNF: IOC566
         F/A/O Nationwide Life Insurance
         Company
         Attn: P&I Department

         Each such wire transfer shall
         set forth the name of the
         Company, a reference to "6.50%
         Senior Notes due December 15,
         2007, PPN 059815 A@ 9, and the
         due date and application (as
         among principal, interest and
         Make-Whole Amount) of the
         payment being made.


    (2)  Address for all notices
         relating to payments:

         Nationwide Life Insurance Company
         c/o The Bank of New York
         P.O. Box 19266
         Attn: P&I Department
         Newark, New Jersey 07195

         With a copy to:

         Nationwide Life Insurance Company
         Attn: Investment Accounting
         One Nationwide Plaza (1-32-05)
         Columbus, Ohio 43215-2220


    (3)  Address for all other
         communications and notices:

         Nationwide Life Insurance Company
         One Nationwide Plaza (1-33-07)
         Columbus, Ohio 43215-2220

         Attention: Corporate Fixed-
         Income Securities

    (4)  Tax Identification No.: 31-4156830


                                               Aggregate
                                               Principal
                                               Amount of
                                               Notes to be       Note
                                               Purchased     Denomination(s)

    WOODMEN OF THE WORLD                       $10,000,000   $10,000,000
    LIFE INSURANCE SOCIETY

    (1)  All payments on account of Notes
         held by such Purchaser shall be made
         by wire transfer of immediately
         available funds for credit to:

         Account No. 1-487-477-7-0730
         First Bank, N.A., 1700 Farnam Street
         Omaha, Nebraska 68102, For the
         Account of WOW
         (ABA No.: 104000029)

         Each such wire transfer shall set
         forth the name of the Company, a
         reference to "6.50% Senior Notes due
         December 15, 2007, PPN 059815 A@ 9,
         and the due date and application (as
         among principal, interest and Make-
         Whole Amount) of the payment being
         made.

    (2)  Address for all notices relating to
         payments:

         Woodmen of the World
         Life Insurance Society
         1700 Farnam Street
         Omaha, Nebraska 68102


         Attention:  Securities Department
         Telephone: (402) 271-7873
         Telecopier: (402) 342-5136

    (3)  Address for all other communications
         and notices:

         Woodmen of the World
         Life Insurance Society
         1700 Farnam Street
         Omaha, Nebraska 68102

         Attention: Securities Department
         Telephone: (402) 271-7873
         Telecopier: (402) 342-5136

    (4)  Telephonic notices of prepayment to
         be given on or before the date
         written notice of prepayment is
         given to:

         Securities Department
         Telephone: (402) 271-7873
         Telecopier: (402) 342-5136



    (5)  Tax Identification No.: 47-0339250

                                            Aggregate
                                            Principal
                                            Amount of
                                            Notes to be          Note
                                            Purchased        Denomination(s)

    STATE FARM LIFE INSURANCE COMPANY       $8,000,000       $8,000,000


    (1)  All payments on account of Notes
         held by such Purchaser shall be
         made by wire transfer of
         immediately available funds for
         credit to:

         The Chase Manhattan Bank
         ABA No.: 021000021
         SSG Private Income Processing
         A/C #900-9-000200
         For Credit To Account Number G06893
         Ref. PPN 059815 A@ 9, 6.50%
         Bandag, Incorporated     Series B
         Senior Notes
         Rate: 6.50%
         Maturity Date: December 15, 2007

    (2)  Address for all payment notices
         and communications:

         State Farm Life Insurance Company
         Investment Accounting Dept. D-3
         One State Farm Plaza
         Bloomington, Illinois 61710

    (3)  Address for all other
         communications and notices:

         State Farm Life Insurance Company
         Investment Dept. E-10
         One State Farm Plaza
         Bloomington, Illinois 61710

    (4)  Tax Identification No.: 37-0533090

                                            Aggregate
                                            Principal
                                            Amount of
                                            Notes to be          Note
                                            Purchased        Denomination(s)

    AMERICAN FAMILY LIFE INSURANCE COMPANY  $7,000,000       $7,000,000

    (1)  All payments on account of Notes
         held by such Purchaser shall be
         made by wire transfer of
         immediately available funds for
         credit to:

         Firstar Bank Milwaukee, N.A.
         Account of Firstar Trust Company
         ABA #075000022
         For Credit To Account #112-950-027
         Trust Account 000018012500 for
         AFLIC-Traditional Portfolio
         Attn: Accounting Department

         Each such wire transfer shall set
         forth the name of the Company, a
         reference to "6.50% Senior Notes
         due December 15, 2007, PPN 059815
         A@ 9, and the due date and
         application (as among principal,
         interest and Make-Whole Amount)
         of the payment being made.

    (2)  Address for all notices and
         communications, including payment
         notices:

         AMERICAN FAMILY LIFE INSURANCE COMPANY
         6000 American Parkway
         Madison, Wisconsin 53783-0001
         Attn: Investment Division -
         Private Placements

    (3)  Note to be registered in nominee
         name:
         BAND & Co.

    (4)  Tax Identification No. 39-6040365


                                              Aggregate
                                              Principal
                                              Amount of
                                              Notes to be        Note
                                              Purchased      Denomination(s)

    BERKSHIRE LIFE INSURANCE COMPANY          $3,000,000     $3,000,000

    (1)  All payments on account of Notes
         held by such Purchaser shall be
         made by wire transfer of
         immediately available funds for
         credit to:

         Berkshire Life Insurance Company
         Account Number 002-4-020877
         The Chase Manhattan Bank, N.A.
         Funds Transfer Services
         4 New York Plaza, 15th Floor
         New York, New York 10004
         Attn: Operations Manager
    `    ABA #021000021

         Each such wire transfer shall set
         forth the name of the Company, a
         reference to "6.50% Senior Notes
         due December 15, 2007, PPN 059815
         A@ 9, and the due date and
         application (as among principal,
         interest and Make-Whole Amount) of
         the payment being made.


    (2)  Address for all notices and
         communications, including payment
         notices:

         Berkshire Life Insurance Company
         Attention: Securities Department
         700 South Street
         Pittsfield, Massachusetts 01201

    (3)  Tax Identification No.: 04-1083480


                                             Aggregate
                                             Principal
                                             Amount of
                                             Notes to be         Note
                                             Purchased       Denomination(s)

    THE SECURITY MUTUAL LIFE INSURANCE       $2,000,000      $2,000,000
    COMPANY OF LINCOLN, NEBRASKA

    (1)  All payments on account of Notes
         held by such Purchaser shall be
         made by wire transfer of
         immediately available funds at the
         opening of business on the due
         date for credit to:

         National Bank of Commerce
         13th and O Street
         Lincoln, Nebraska
         ABA No. 1040-00045
         Account of: Security Mutual Life
         Account of: 40-797-624

         Each such wire transfer shall set
         forth the name of the Company, a
         reference to "6.50% Senior Notes
         due December 15, 2007, PPN 059815
         A@ 9, and the due date and
         application (as among principal,
         interest and Make-Whole Amount) of
         the payment being made.


    (2)  Address for all payment notices
         and communications:

         The Security Mutual Life
           Insurance Company of
           Lincoln, Nebraska
         200 Centennial Mall North
         Lincoln, Nebraska 68508
         Attention: Investment Division
         Fax: (402-434-9599)
         Phone: (402-434-9500)

    (3)  Address for all other notices and
         communications:

          The Security Mutual Life
            Insurance Company of
            Lincoln, Nebraska
         200 Centennial Mall North
         Lincoln, Nebraska 68508

    (4)  Tax Identification No.: 47-0293990

                                  DEFINED TERMS

             As used herein, the following terms have the respective meanings set forth below or set forth in the Section of the Agreement following such term:

             "Affiliate" means any Person (other than the Company or a Restricted Subsidiary) which, directly or indirectly, controls, is controlled by or is under direct or indirect common control with the Company or a Restricted Subsidiary or which beneficially owns or holds or has the power to direct the voting power of 20% or more of the voting stock of the Company or a Restricted Subsidiary, and any director or
   executive officer of the Company or a Restricted Subsidiary.   As used in
   this definition, "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

             "Agreement" as defined in Section 17.3.

             "Business Day" means (a) for the purposes of Section 8.6 of the Agreement only, any day other than a Saturday, a Sunday or a day on which commercial banks in New York City, New York, are required or authorized to be closed, and (b) for the purposes of any other provision of the Agreement, any day other than a Saturday, a Sunday or a day on which commercial banks in New York City, New York, or Des Moines, Iowa are required or authorized to be closed.

             "Capital Lease" means, at any time, a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.

             "Closing" is defined in Section 3 of the Agreement.

             "Code" means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

             "Company" means Bandag, Incorporated, an Iowa corporation.

             "Confidential Information" is defined in Section 20 of the Agreement.

             "Consolidated Funded Debt" means, on any date, the sum of all Consolidated Senior Funded Debt on such date and all Consolidated Subordinated Funded Debt on such date.

             "Consolidated Net Worth" means, on any date, the total shareholders' equity of the Company and its Restricted Subsidiaries (including any preferred shareholders' equity) on such date, determined on a consolidated basis in accordance with GAAP .

             "Consolidated Senior Funded Debt" means, on any date, all Senior Funded Debt of the Company and its Restricted Subsidiaries on such date after eliminating inter-company items in accordance with GAAP.

             "Consolidated Subordinated Funded Debt" means, on any date, all Subordinated Funded Debt of the Company and its Restricted Subsidiaries on such date after eliminating inter-company items in accordance with GAAP.

             "Consolidated Total Assets" means, on any date, the total assets of the Company and its Restricted Subsidiaries on such date determined on a consolidated basis in accordance with GAAP.

             "Current Debt" means, with respect to any Person, Indebtedness of such Person which, by its terms or by the terms of any instrument or agreement relating thereto, matures on demand or within one year or less from the date of creation thereof and is not directly or indirectly renewable or extendible at the option of the obligor in respect thereof to a date one year or more from such date, provided that Indebtedness outstanding under a revolving credit or similar agreement which obligates the lender or lenders to extend credit over a period of one year or more shall constitute Funded Debt and not Current Debt, even though such Indebtedness by its terms matures on demand or within one year from such date.

             "Default" means an event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.

             "Default Rate" means that rate of interest that is the greater of (i) 2% per annum above the rate of interest stated in clause (a) of the first paragraph of the Notes or (ii) 2% over the rate of interest publicly announced by Morgan Guaranty Trust Company of New York from time to time in New York City as its Prime Rate.

             "Environmental Laws" means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the en-vironment, including but not limited to those related to hazardous sub-stances or wastes, air emissions and discharges to waste or public systems.

             "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promul-gated thereunder from time to time in effect.

             "ERISA Affiliate" means any trade or business (whether or not incorporated) that is treated as a single employer together with the Company under section 414 of the Code.

             "Event of Default" is defined in Section 11.

             "Exchange Act" means the Securities Exchange Act of 1934, as amended.

             "Funded Debt" means, with respect to any Person, all Indebtedness of such Person which by its terms or by the terms of any instrument or agreement relating thereto matures, or which is otherwise payable or unpaid, one year or more from, or is directly or indirectly renewable or extendible at the option of the obligor in respect thereof to a date one year or more (including, without limitation, an option of such obligor under a revolving credit or similar agreement obligating the lender or lenders to extend credit over a period of one year or more) from, the date of the creation thereof.

             "GAAP" means generally accepted accounting principles as in effect from time to time in the United States of America.

             "Governmental Authority"  means

             (a)  the government of

                  (i) the United States of America or any State or other political subdivision thereof, or

                  (ii) any jurisdiction in which the Company or any
             Subsidiary conducts all or any part of its business, or which asserts jurisdiction over any properties of the Company or any Subsidiary, or

             (b) any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.

             "Guaranty" means, with respect to any Person, any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing any Indebtedness, dividend or other obligation of any other Person in any manner, whether directly or indirectly, including (without limitation) obligations incurred through an agreement, contingent or otherwise, by such Person:

             (a) to purchase such Indebtedness or obligation or any property constituting security therefor;

             (b) to advance or supply funds (i) for the purchase or payment of such Indebtedness or obligation, or (ii) to maintain any working capital or other balance sheet condition or any income statement condition of any other Person or otherwise to advance or make available funds for the purchase or payment of such indebtedness or obligation;

             (c) to lease properties or to purchase properties or services primarily for the purpose of assuring the owner of such Indebtedness or obligation of the ability of any other Person to make payment of the Indebtedness or obligation; or

             (d) otherwise to assure the owner of such Indebtedness or obligation against loss in respect thereof.

   In any computation of the Indebtedness or other liabilities of the obligor under any Guaranty, the Indebtedness or other obligations that are the subject of such Guaranty shall be assumed to be direct obligations of such obligor.

             "holder" means, with respect to any Note, the Person in whose name such Note is registered in the register maintained by the Company pursuant to Section 13.1.

             "Indebtedness"with respect to any Person means, at any time, without duplication,

             (a)  its liabilities for borrowed money;

             (b) its liabilities for the deferred purchase price of property acquired by such Person (excluding accounts payable arising in the ordinary course of business but including all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property);

             (c) all liabilities appearing on its balance sheet in accordance with GAAP in respect of Capital Leases;

             (d) all its liabilities in respect of promissory notes or instruments serving a similar function; and


             (e) any Guaranty of such Person with respect to liabilities of a type described in any of clauses (a) through (d) hereof.

             "Institutional Investor" means (a) any original purchaser of a Note, (b) any holder of a Note holding more than 5% of the aggregate principal amount of the Notes then outstanding, and (c) any bank, trust company, savings and loan association or other financial institution, any pension plan, any investment company, any insurance company, any broker or dealer, or any other similar financial institution or entity, regardless of legal form.

             "Investment" means any loan, advance, extension of credit or contribution of capital or any other investment in or to, or purchase or other acquisition of stock, notes, debentures or other securities of, any Person.

             "Lien" means, with respect to any Person, any mortgage, lien, pledge, charge, security interest or other encumbrance, or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement or Capital Lease, upon or with respect to any property or asset of such Person (including in the case of stock, stockholder agreements, voting trust agreements and all similar arrangements).

             "Make-Whole Amount" is defined in Section 8.6.

             "Material" means material in relation to the business, operations, affairs, financial condition, assets, or properties of the Company and its Restricted Subsidiaries taken as a whole.

             "Material Adverse Effect" means a material adverse effect on (a) the business, operations, affairs, financial condition, assets or properties of the Company and its Restricted Subsidiaries taken as a whole, or (b) the ability of the Company to perform its obligations under the Agreement and the Notes, or (c) the validity or enforceability of the Agreement or the Notes.

             "Memorandum" is defined in Section 5.3 of the Agreement.

             "Multiemployer Plan" means any Plan that is a "multiemployer plan" (as such term is defined in section 4001(a)(3) of ERISA).

             "Notes" is defined in Section 1 of the Agreement.

             "Officer's Certificate" means a certificate of a Senior Financial Officer or of any other officer of the Company whose responsibilities extend to the subject matter of such certificate.

             "PBGC" means the Pension Benefit Guaranty Corporation referred to and defined in ERISA or any successor thereto.


             "Permitted Investment" means (a) Investments (including leverage lease and affordable housing tax credit transactions) of the Company and its Restricted Subsidiaries existing as of the date of this Agreement and set forth on Schedule 10.7 to the Agreement, and (b) other Investments consisting of: (i) direct obligations of the United States of America or any agency of the United States of America or obligations guaranteed by the United States of America, so long as such obligations or guaranty shall have the benefit of the full faith and credit of the United States of America, in each case maturing in eighteen months or less from the date of acquisition; (ii) state, municipal or corporate debt obligations maturing in eighteen months or less from the date of acquisition and rated "A" or better (or the equivalent) by Standard & Poor's Rating Group or Moody's Investors Service, Inc.; (iii) investments in bankers acceptances, Eurodollar deposits or certificates of deposits maturing within eighteen months from the date of issuance thereof and issued by, or any demand deposits in, any United States commercial bank with capital and surplus of not less than $250,000,000 or any foreign bank with a capital and surplus of not less than $1.0 billion with a branch in the United States; (iv) preferred stock rated "BBB" or better by Standard & Poor's Rating Group or Moody's Investors Service, Inc.; (v) loans or advances in the ordinary course of business to suppliers, franchisees, officers, directors and employees incidental to carrying on the business of the Company or any Restricted Subsidiary (including employee relocation loans); (vi) receivables arising from the sale of goods and services in the ordinary course of business of the Company and its Restricted Subsidiaries; (vii) loans to and advances from Restricted Subsidiaries in the usual course of business; (viii) Investments in any Restricted Subsidiary or any Person which, after giving effect to such Investment, would be a Restricted Subsidiary; (ix) Investments in money market funds; and (x) other Investments not listed above which do not exceed, in the aggregate, 10% of Consolidated Net Worth at any time.

             "Person" means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization, or a government or agency or political subdivision thereof.

             "Plan" means an "employee benefit plan" (as defined in section 3(3) of ERISA) that is or, within the preceding five years, has been established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by the Company or any ERISA Affiliate or with respect to which the Company or any ERISA Affiliate may have any liability.

             "Priority Debt" means (i) Indebtedness of the Company secured by Liens permitted under clause (viii) of Section 10.4 of the Agreement, and (ii) Indebtedness of Restricted Subsidiaries, except Indebtedness owed to the Company.

             "property" or "properties" means, unless otherwise specifically limited, real or personal property of any kind, tangible or intangible, choate or inchoate.

             "Purchaser" and "Purchasers" are defined in the first sentence of the Agreement.

             "QPAM Exemption" means Prohibited Transaction Class Exemption 84-14 issued by the United States Department of Labor.

             "Required Holders" means, at any time, the holders of at least 51% in principal amount of the Notes at the time outstanding (exclusive of Notes then owned by the Company, any Restricted Subsidiary or any Affiliate).

             "Responsible Officer" means any Senior Financial Officer and any other officer of the Company with responsibility for the administration of the relevant portion of the Agreement.

             "Restricted Payment" means any dividend or other distribution or payment on the capital stock or other equity interests of the Company or any Restricted Subsidiary, whether in cash or in property (except distributions solely in shares of such capital stock or equity interests), and any redemption, purchase, retirement or other acquisition of the capital stock or other equity interests of the Company or any Restricted Subsidiary or of warrants, rights or other options to acquire such capital stock or other equity interests, excluding any dividends, distributions or payments to, or redemptions, purchases, retirements or other acquisitions from, the Company or a Wholly-Owned Restricted Subsidiary.

             "Restricted Subsidiary" means any Subsidiary of the Company other than an Unrestricted Subsidiary.

             "Securities Act" means the Securities Act of 1933, as amended from time to time.

             "Senior Financial Officer" means the chief financial officer, principal accounting officer, treasurer or assistant treasurer of the Company.

             "Senior Funded Debt" means Funded Debt of the Company and its Restricted Subsidiaries other than Subordinated Funded Debt.

             "Series 2002 Notes" means the Company's 6.41% Senior Notes due December 15, 2002, in the original aggregate principal amount of $60,000,000, issued pursuant to the Series 2002 Note Purchase Agreement.

             "Series 2002 Note Purchase Agreement" means the Note Purchase Agreement, dated as of the date of the Agreement, among the Company and the purchasers listed on Schedule A attached thereto, providing for the purchase and sale of the Series 2002 Notes.

             "Significant Subsidiary" means at any time any Subsidiary that would at such time constitute a "significant subsidiary" (as such term is defined in Regulation S-X of the Securities and Exchange Commission as in effect on the date of the Closing) of the Company.

             "Subordinated Funded Debt" means any Funded Debt of the Company and its Restricted Subsidiaries which is subordinated in right of payment to the Notes pursuant to a subordination agreement, in form and substance approved in writing by the Required Holders, and which has a maturity extending beyond final maturity of the Notes.

             "Subsidiary" means any corporation, association or other business entity in which the Company or one or more of its Subsidiaries or the Company and one or more of its Subsidiaries owns sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) of such entity, and any partnership or joint venture if more than a 50% interest in the profits or capital thereof is owned by the Company or one or more of its Subsidiaries or the Company and one or more of its Subsidiaries (unless such partnership can and does ordinarily take major business actions without the prior approval of the Company or one or more of its Subsidiaries).

             "Total Capitalization" means, on any date, the sum of (i) Consolidated Funded Debt on such date, (ii) the deferred income tax liability of the Company and each Restricted Subsidiary on such date, determined on a consolidated basis in accordance with GAAP, and (iii) Consolidated Net Worth on such date.

             "Unrestricted Subsidiary" means any Subsidiary designated as an "Unrestricted Subsidiary" at any time by the Company in a writing delivered to the holders of the Notes and not thereafter designated as a "Restricted Subsidiary" by the Company in a writing delivered to the holders of the Notes; provided that the Company may so designate a Subsidiary as an Unrestricted Subsidiary or designate an Unrestricted Subsidiary as a Restricted Subsidiary only if (i) at the time of any such designation of a Subsidiary as an Unrestricted Subsidiary, the Subsidiary so designated neither owns, directly or indirectly, any Funded Debt or capital stock of any other Restricted Subsidiary, and (ii) after giving effect to such designation of a Subsidiary as an Unrestricted Subsidiary or of an Unrestricted Subsidiary as a Restricted Subsidiary (x) the Company could incur an additional $1.00 of Senior Funded Debt pursuant to clauses (a) and (b) of Section 10.3(ii) of the Agreement, and (y) no Default or Event of Default would exist. Once a Subsidiary is designated an Unrestricted Subsidiary, it may thereafter be designated as a Restricted Subsidiary but after being so designated as a Restricted Subsidiary such Subsidiary may not again be designated as an Unrestricted Subsidiary. As of the time of Closing, no Subsidiary is an Unrestricted Subsidiary.

             "Wholly-Owned Restricted Subsidiary" means, at any time, any Restricted Subsidiary one hundred percent (100%) of all of the equity interests (except directors' qualifying shares) and voting interests of which are owned by any one or more of the Company and the Company's other Wholly-Owned Restricted Subsidiaries at such time.

                                 [FORM OF NOTE]


                              BANDAG, INCORPORATED

                     6.50% SENIOR NOTE DUE DECEMBER 15, 2007

   No. R-2007-__                                     [DATE]
   $[_______]                                                 PPN 059815 A@ 9

             FOR VALUE RECEIVED, the undersigned, Bandag, Incorporated (herein called the "Company"), a corporation organized and existing under the laws of the State of Iowa hereby promises to pay to [___________________________], or registered assigns, the principal sum of [___________________________] DOLLARS on December 15, 2007, with interest
   (computed on the basis of a 360-day year of twelve 30-day months) (a) on the unpaid balance thereof at the rate of 6.50% per annum from the date hereof, payable semiannually, on the 15th day of June and December in each year, commencing with the June or December next succeeding the date hereof, until the principal hereof shall have become due and payable, and
   (b) to the extent permitted by law on any overdue payment (including any overdue prepayment) of principal, any overdue payment of interest and any overdue payment of any Make-Whole Amount (as defined in the Note Purchase Agreement referred to below), payable semiannually as aforesaid (or, at the option of the registered holder hereof, on demand), at a rate per annum from time to time equal to the greater of (i) 8.50% or (ii) 2% over the rate of interest publicly announced by Morgan Guaranty Trust Company of New York from time to time in New York City, New York as its Prime Rate.

             Payments of principal of, interest on and any Make-Whole Amount with respect to this Note are to be made in lawful money of the United States of America at Muscatine, Iowa or at such other place as the Company shall have designated by written notice to the holder of this Note as provided in the Note Purchase Agreement referred to below.

             This Note is one of a series of Senior Notes (herein called the "Notes") issued pursuant to the Note Purchase Agreement, dated as of December 15, 1997 (as from time to time amended, the "Note Purchase Agreement"), among the Company and the respective Purchasers named therein and is entitled to the benefits thereof. Each holder of this Note will be deemed, by its acceptance hereof, (i) to have agreed to the confiden-tiality provisions set forth in Section 20 of the Note Purchase Agreement and (ii) to have made the representation set forth in Section 6.2 of the Note Purchase Agreement.

             This Note is a registered Note and, as provided in the Note Purchase Agreement, upon surrender of this Note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder's attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.

             The Company will make required prepayments of principal on the dates and in the amount specified in the Note Purchase Agreement. This
   Note is also subject to optional prepayment, in whole or from time to time in part, at the times and on the terms specified in the Note Purchase Agreement, but not otherwise.

             If an Event of Default, as defined in the Note Purchase Agreement, occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Make-Whole Amount) and with the effect provided in the Note Purchase Agreement.

             This Note shall be construed and enforced in accordance with, and the rights of the parties shall be governed by the law of the State of Illinois excluding choice-of-law principles of the law of such State that would require the application of the laws of a jurisdiction other than such State.

                                 BANDAG, INCORPORATED


                                 By_________________________
                                    Title:

                                 and

                                 By_________________________
                                    Title:

                       FORM OF OPINION OF SPECIAL COUNSEL
                                 TO THE COMPANY

                            Matters To Be Covered In
                    Opinion of Special Counsel To the Company


             1. Each of the Company and its Significant Subsidiaries being duly incorporated, validly existing and in good standing and having requisite corporate power and authority to issue and sell the Notes and to execute and deliver the documents.

             2. Each of the Company and its Significant Subsidiaries being duly qualified and in good standing as a foreign corporation in such jurisdictions as may be requested by the Purchasers.

             3. Due authorization and execution of the documents and such documents being legal, valid, binding and enforceable.

             4. No conflicts with charter documents, laws or other agreements.

             5. All consents required to issue and sell the Notes and to execute and deliver the documents having been obtained.

             6.   No litigation questioning validity of documents.

             7. The Notes not requiring registration under the Securities Act of 1933, as amended; no need to qualify an indenture under the Trust Indenture Act of 1939, as amended.

             8. No violation of Regulations G, T or X of the Federal Reserve Board.

             9. Company not an "investment company", or a company "controlled" by an "investment company", under the Investment Company Act of 1940, as amended.

                       FORM OF OPINION OF SPECIAL COUNSEL
                                TO THE PURCHASERS



                                [TO BE PROVIDED]